UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GREEN MOUNTAIN COFFEE ROASTERS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Green Mountain Coffee Roasters, Inc.

January 22, 2013

Dear Stockholder:

The 2013 Annual Meeting of Stockholders will be held on Thursday, March 7, 2013, at 10:00 a.m. Eastern Standard Time at the Sheraton Burlington Hotel and Conference Center, 870 Williston Road, South Burlington, Vermont 05403, and I hope you will join us.

At the meeting, we will be asking you:

1.                      To elect three Class II directors for a three-year term to expire in 2016;

2.                      To hold an advisory vote on executive compensation as disclosed in these materials;

3.                      To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013; and

4.                      To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

As explained more fully in the proxy statement included with this Notice, you can vote using the Internet, by telephone, by mail, or in person, in each case by following the instructions in this proxy statement.

We urge you to vote your shares at your earliest convenience.

Thank you very much for your interest in our Company.

Sincerely,

Brian P. Kelley
President and Chief Executive Officer
Green Mountain Coffee Roasters, Inc.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on

Thursday, March 7, 2013

To Our Stockholders:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Green Mountain Coffee Roasters, Inc., a Delaware corporation (the “Company”), will be held at the Sheraton Burlington Hotel and Conference Center, 870 Williston Road, South Burlington, Vermont 05403 (directions enclosed) on Thursday, March 7, 2013, at 10:00 a.m. Eastern Time, to vote on the following proposals:

1.                      To elect Barbara D. Carlini, Hinda Miller and Norman H. Wesley as Class II directors to serve a three-year term until the Company’s Annual Meeting in 2016;

2.                      To hold an advisory vote on executive compensation as disclosed in these materials;

3.                      To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013; and

4.                      To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on Friday, January 11, 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of those stockholders will be open to examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the executive offices of the Company, 124 Technology Park Way, South Burlington, Vermont, for a period of ten days prior to the Annual Meeting.

We are again taking advantage of the Securities and Exchange Commission rules that allow issuers like us to furnish proxy materials to you via the Internet. We believe this will allow us to provide you with the information you need, in a manner that is convenient and familiar to you, while lowering our costs to deliver these materials and reducing the environmental impact of our Annual Meeting. You can simplify your voting and save the Company expense by voting by telephone or by Internet.

All stockholders are cordially invited to attend the Annual Meeting. But, whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Howard Malovany
Chief Legal Officer, Corporate
General Counsel and Secretary

Green Mountain Coffee Roasters, Inc.

Waterbury, Vermont

January 22, 2013

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Proxy Statement—Table of Contents

i

ABOUT THE ANNUAL MEETING

Green Mountain Coffee Roasters, Inc. (the “Company”, “we”, “our” or “us”) is required by Delaware law (the state in which the Company is incorporated) to hold an Annual Meeting of Stockholders (the “Annual Meeting”) for the express purpose of allowing our stockholders to exercise their franchise on those matters reserved to them under Delaware law or the Company’s Restated Certificate of Incorporation or Bylaws. The State of Delaware, the NASDAQ Global Select Market (“NASDAQ”) (the securities exchange on which the shares of the Company are listed and traded), and the Securities and Exchange Commission (the “SEC”) (one of the many government agencies that have jurisdiction over the Company) have rules that govern how we must conduct the Annual Meeting and what rights you may or may not have therein, especially related to how we solicit your votes for the Annual Meeting, the form of proxy that we may use, and the information that we must provide to you, among other things. Below you will find a summary of matters that specifically relate to our upcoming Annual Meeting that we are required to disclose to you. We hope that you find this summary useful in your understanding of the Annual Meeting process, our business, the members of the Board (“Directors”) and the other matters that are pertinent to all of the above.

Date of Annual Meeting	March 7, 2013

Time of Annual Meeting	10:00 a.m. Eastern Time

Place of Annual Meeting	Sheraton Burlington Hotel and Conference Center 870 Williston Road South Burlington, Vermont 05403

Record Date for Annual Meeting (the “Record Date”)	January 11, 2013

Attending the Annual Meeting

All stockholders of record are welcome at the Annual Meeting. If you intend to attend, please have proper identification (such as your driver’s license or passport). If your shares are held in street name, please have your most current broker statement with you (in addition to proper identification).

If you are not a stockholder but wish to attend the Annual Meeting, please contact our Investor Relations representative at 802-488-2559.

Mailing Date for Notice of Internet Availability of Proxy Materials	On or about January 22, 2013

Purpose of Annual Meeting

1.       Elect three Directors: Barbara D. Carlini, Hinda Miller and Norman H. Wesley, each for a three-year term expiring at the Annual Meeting in 2016;

2.       Consider an advisory vote on executive compensation as set forth in this proxy statement; and

3.       Consider the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2013.

Shares Outstanding on the Record Date and Entitled to Notice of and to Vote at the Annual Meeting	148,742,100

Voting of Shares	Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.

Availability of Proxy Materials

We are furnishing proxy materials to you on the Internet. No printed materials will be available unless you specifically request them by following the instructions in the “Notice of Internet Availability of Proxy Materials.” The Notice of Internet Availability will also instruct you as to how you may vote your proxy.

Principal Company Office	33 Coffee Lane, Waterbury, Vermont 05676

Company Telephone Number	802-244-5621

VOTING YOUR SHARES

Who is soliciting your proxy?	The Board of Directors (the “Board”).

Who can vote?	Stockholders of record or beneficial owners at the close of business on the Record Date, Friday, January 11, 2013, are entitled to notice of, and to vote at, the Annual Meeting.

Who is a “stockholder of record”?

You are a stockholder of record if your shares of our stock are registered directly in your own name with our transfer agent, Continental Stock Transfer & Trust Company (“Transfer Agent”) as of the Record Date.

Who is a “beneficial owner”?

You are a beneficial owner if a brokerage firm, bank, trustee or other agent (called a “nominee”) holds your stock. This is often called ownership in “street name” because your name does not appear in the records of the Transfer Agent. If your shares are held in street name, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Who votes street held shares? How?

If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters but cannot vote on non-routine matters. We believe that only Proposal III—Ratification of Accountants will be considered a routine matter for this Annual Meeting. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter (Proposals I and II for this Annual Meeting), the organization that holds your shares will inform us that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum, but will not otherwise affect voting results.

What is the quorum?

A quorum for the purposes of the Annual Meeting is the presence in person or by proxy (which includes voting over the telephone or the Internet) of a majority of the total number of outstanding shares as of the Record Date entitled to vote at the Annual Meeting.

Why did I receive a one-page notice (the “Notice”) in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We have elected, under rules adopted by the SEC, to provide you access to the proxy materials over the Internet instead of mailing hard copies. Accordingly, we are required to send the Notice to our Stockholders of record and beneficial owners. The Notice instructs you as to how (i) you may access and review all of the proxy materials on the Internet, (ii) you may submit your proxy, and (iii) to receive paper copies of the proxy materials if you wish.

What happens if I don’t give specific voting Instructions?

If you are a stockholder of record and sign and return your proxy card or vote electronically without making any specific selections, then your shares will be voted in accordance with the recommendations of the Proxy Committee (as defined below) on all matters presented in this proxy statement and as the Proxy Committee may determine in its discretion regarding any other matters properly presented for a vote at the Annual Meeting.

How are abstentions treated?	Abstentions are counted for purposes of determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote on any proposal.

What is the “Proxy Committee”?

The Proxy Committee was appointed by the Board at its December 2012 meeting and is comprised of Michael J. Mardy, Brian P. Kelley, Howard Malovany and Frances Rathke. This Proxy Committee has the authority to vote properly executed proxies that do not otherwise specify specific voting instructions.

How can I vote my shares?

By Internet. You can vote over the Internet by following the instructions on the Notice or proxy card.

By Telephone. You can vote your proxy over the telephone by following the instructions on your proxy card using any touch tone telephone. You must have your proxy card available when you call.

By Mail. If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Green Mountain Coffee Roasters, Inc., c/o Howard Malovany, Secretary, 33 Coffee Lane, Waterbury, VT 05676. Please allow sufficient time for mailing if you decide to vote by mail.

At the Annual Meeting. If you attend the Annual Meeting in person, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting. However, if your shares are held in street name, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EST) on Wednesday, March 6, 2013.

How can I change my vote?

You can change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy or by voting by ballot at the Annual Meeting. Attending the Annual Meeting will not automatically revoke your proxy unless you specifically request it. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote or by voting by ballot at the Annual Meeting.

Are there other matters to be voted on at the Annual Meeting?

The Board is not aware of any matters not set forth in this proxy statement that may come before the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, it is intended that the persons named as the Proxy Committee in this proxy statement will vote as the Board directs.

What is the cost of solicitation?

The Company will bear the entire cost of soliciting the proxies, approximately $10,000. In addition to solicitation by mail, the Directors, officers and other employees of the Company may solicit proxies in person, by telephone, electronic communications, or by other means without additional compensation. The Company does not presently intend to retain professional proxy solicitation assistance.

What is the required vote for each Proposal?

Proposal I—Election of Directors.

Directors are elected by plurality vote, which means that the three nominees for Director receiving the highest number of votes FOR election will be elected as Directors. Stockholders may not cumulate votes for the election of Directors. If elected, each nominee will hold office until the 2016 Annual Meeting and until his or her successor is elected and qualified. If a nominee for Director is unable to serve as a Director, the Proxy Committee may, in its discretion, vote for another person as Director or vote to reduce the number of Directors to less than ten, as the Board may recommend.

Proposal II—Advisory Vote on Executive Compensation.

While on the ballot, this is only an advisory vote, which means that the Board will not be required to take any action on this matter regardless of the number of shares voted in favor of or against this proposal. However, the Board is interested in the view of our stockholders on the Company’s executive compensation program, so your consideration and vote on this matter will be taken seriously by the Board. In order to consider the advisory vote approved by our stockholders, the votes that stockholders cast FOR must exceed the number of votes that stockholders cast AGAINST to approve.

Proposal III—Ratification of Accountants.	To ratify Proposal III, stockholders holding a majority of the common stock present or represented by proxy at the Annual Meeting and voting on the matter must vote FOR this proposal.

YOUR BOARD OF DIRECTORS

The Company’s Restated Certificate of Incorporation fixes the size of the Board at one or as otherwise provided by the Company’s Bylaws, which provide for the Company’s Board to set its size. Today, the Board is comprised of ten individuals. We believe that ten is, for the size and scope of our business and operations currently, an appropriate number, as it is large enough so that we get a diverse set of perspectives and experiences but still allows for effective communication among the members. The Governance and Nominating Committee annually evaluates the size of the Board to ensure that it has the right number of people and the appropriate skill sets to properly oversee the Company’s operations. At its December 2012 meeting, the Governance and Nominating Committee recommended to the full Board, and the Board confirmed, that the size of the Board should be ten members.

The Company’s Board is currently divided into three classes, Classes I and II are each comprised of three Directors and Class III is comprised of four Directors. The Company believes that the classified Board is the most effective organizational structure for the Board because it ensures a greater level of certainty of continuity from year-to-year which provides stability in organization and experience. As a result of this structure, a single Class of Directors is elected for a three year term at each Annual Meeting, while the other Directors do not have to stand for election as their term is not then expiring.

In fiscal 2012, the Board held 15 meetings; between both regular and special meetings. Each of the Directors attended at least 75% of the aggregate of all meetings of the Board and such committees of which he or she was a member. At the Board’s meeting in September 2012, the Board determined that all of our Directors at that time, except Lawrence Blanford and Robert Stiller, were “independent directors” as such term is defined by the NASDAQ Listing Rules (the “NASDAQ Rules”). In November 2012 when Brian Kelley became the President and Chief Executive officer and a member of the Board, the Board determined that he was not independent. In December 2012, when A.D. David Mackay was appointed to the Board, the Board determined that he was independent. During fiscal 2012, the independent Directors met six times in executive session in which no other Directors were present.

The Company does not have a formal policy regarding attendance by Directors at the Annual Meeting, although each is encouraged to attend. Nevertheless, each Board member, recognizing her or his responsibility to our stockholders, historically has attended the Annual Meeting. All Directors on the then-current Board attended the 2012 Annual Meeting.

The Company makes every effort to ensure that the views of stockholders are heard by the Board or individual Directors, as applicable, and further that appropriate responses are provided to stockholders in a timely manner, as practicable. Stockholders may communicate with any of our Directors by sending a letter to the Director, c/o Secretary, Green Mountain Coffee Roasters, Inc. 33 Coffee Lane, Waterbury, Vermont 05676. All such letters will be promptly forwarded to the respective Director.

BOARD LEADERSHIP STRUCTURE

The Board is responsible for the oversight of the Company’s direction and operations. The Board represents the Company’s stockholders and its primary purpose is to build long-term stockholder value. The Board is committed to strong, independent Board leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance.

We separate the roles of the Chief Executive Officer and the Chairman in recognition of the inherent differences between the two roles. The Chief Executive Officer is responsible for the general management, leadership, supervision and control of the day-to-day business and the affairs of the Company, and ensures that all directions of the Board are carried into effect. On the other hand, the Chairman is charged with presiding over all meetings of the Board and our stockholders, oversight, and providing advice and counsel to our Chief Executive Officer and other Company officers regarding our business and operations. By separating these roles, we believe we allow each to focus their time and energy where they are best used. Consequently, today we believe that separating the Chairman role from the Chief Executive Officer role is the most effective leadership structure for the Company.

Prior to May 2012, in addition to separate Chairman and Chief Executive Officer positions, the Board also elected to have an independent Lead Director who, among other things, chaired all meetings of the independent Directors and served as a liaison between the Chairman and the independent Directors. In fiscal 2012, until May 2012, William Davis was Lead Director.  In connection with the appointment of Michael Mardy, an independent member of the Board, as interim Chairman in May 2012, the Board determined that it would no longer have an independent Lead Director in addition to the Chairman. Mr. Mardy was replaced as interim Chairman when Norman Wesley was appointed Chairman in December 2012.

The Chief Executive Officer, who is also a member of the Board, and the Company’s senior executive officers (such senior executive officers, excluding the CEO, collectively the “Elected Officers”), are selected by the Board, based upon, in the case of the Elected Officers, the recommendation of the Chief Executive Officer and the Compensation and Organizational Development Committee.

COMMITTEES OF THE BOARD

The Board has a complex set of duties and responsibilities, both practically and as provided under Delaware law, the various state and federal laws with jurisdiction over the Company’s operations, the Company’s Restated Certificate of Incorporation and the Company’s Bylaws. However, to govern the modern corporation, there are a myriad of activities that must be performed and that are more effectively and efficiently performed by smaller groups of people. Recognizing this, Delaware law gives the Board the authority to establish “committees” of the Board to take on directed duties. Moreover, various regulatory bodies with jurisdiction over the Company mandate certain committees, and, other various applicable laws give the Board the latitude to satisfy some of its duties and responsibilities through these committees.

To this end, the Company has established four continuing committees: Audit and Finance; Compensation and Organizational Development; Governance and Nominating; and Corporate Social Responsibility. The Company also established two special committees. The principal duties and responsibilities of each committee are set forth below. Under applicable rules and regulations, and as determined by the Board, all members of the Audit and Finance, Compensation and Organizational Development, and Governance and Nominating committees are “independent directors” as such term is defined by the NASDAQ Rules and the Compensation and Organizational Development Committee is comprised of “outside” Directors as defined by Rule 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The membership of the committees and number of meetings held in fiscal 2012, are set forth below:

	Audit and Finance	Compensation and Organizational Development	Governance and Nominating	Corporate Social Responsibility
Barbara D. Carlini	X		X	X
Jules del Vecchio	X		X
Michael J. Mardy	CHAIR (1)	X
Hinda Miller		X	CHAIR	CHAIR
David E. Moran		CHAIR		X
Norman H. Wesley	X (1)	X
Number of Meetings in Fiscal 2012	8	7	6	5

(1)         Messrs. Mardy and Wesley have both been deemed “audit committee financial experts” by the Audit and Finance Committee, and confirmed by the Board.

Mr. David MacKay was appointed to the Board of Directors on December 12, 2012, but was not assigned to any Committee. Mr. Blanford served as President and Chief Executive Officer of the Company from May 2007 through December 2012 and has served as a Director of the Company since May 2007. Mr. Blanford is not assigned to any Committee. Prior to May 8, 2012, Mr. Davis was a member of the Audit and Finance Committee and the Compensation and Organizational Development Committee and was Chair of the Governance and Nominating Committee. Mr. Davis resigned from the Board on August 13, 2012. Prior to May 8, 2012, Mr. Stiller was a member of the Corporate Social Responsibility Committee. Prior to resigning on May 22, 2012, Mr. Daft was the Chair of the Compensation and Organizational Development Committee.

COMMITTEE DESCRIPTIONS

As noted above, each of the Company’s committees have a specialized set of duties and responsibilities as given to them by the Board or under applicable law or regulation. Below you will find a summary of those duties and responsibilities for each committee.

SPECIAL COMMITTEES RELATED TO STOCKHOLDER DEMAND AND CEO SEARCH

During fiscal 2012, the Board formed two special committees to address various matters related to certain stockholder demand letters and the Company’s search for a new President and Chief Executive Officer.

In May 2012, the Board formed a special investigative committee to investigate, review and analyze the facts and circumstances surrounding the allegations made in certain stockholder demand letters. The principal duties and responsibilities of the special investigative committee are to:

•                  Exercise the power and authority to retain and pay for appropriate experts, including legal counsel (which could be any legal counsel of the special investigative committee’s choosing);  and

•                  Report to the Board, upon the conclusion of its investigation, the results of its inquiry and its recommendation as to what, if any, action the Board and the Company should pursue.

The Directors who served on this committee were Ms. Carlini and Mr. Mardy and, until his resignation from the Board, Mr. Daft. The members were not compensated separately for such service. No meetings of this committee were held prior to Mr. Daft’s resignation.

Also in May 2012, the Board formed a special committee to search for a successor to Mr. Blanford as the Company’s President and Chief Executive Officer. The Directors who served on this committee were Ms. Miller and Messrs. Mardy, Moran and del Vecchio. This committee held 19 meetings in 2012, and the members were compensated a fixed $10,000 for such meetings and service.

AUDIT AND FINANCE COMMITTEE (THE “AUDIT COMMITTEE”)

The principal duties and responsibilities of the Audit Committee are to:

•                  Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•                  Appoint, evaluate and, if necessary, replace any registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work (the “Auditors”);

•                  Review and appraise the audit efforts and independence of the Auditors;

•                  Review and appraise the efforts and effectiveness of the Company’s internal audit function;

•                  Provide an avenue of communication among the Auditors, financial and senior management, the internal auditing function and the Board;

•                  Review the Company’s disclosure controls and procedures;

•                  Provide oversight of the Company’s capital structure and finance needs;

•                  Provide oversight of the Company’s enterprise risk management process; and

•                  Do such other things as the Board may direct from time to time.

Additional information regarding the Audit Committee and the Company’s independent registered public accounting firm is disclosed under the heading “Independent Registered Public Accounting Firm” and “Audit and Finance Committee Report” elsewhere in this proxy statement.

The Audit and Finance Committee Report below shall not be deemed to be “soliciting material” or to be filed with the SEC Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit and Finance Committee Report below shall not be incorporated by reference into any such filings.

AUDIT AND FINANCE COMMITTEE REPORT

This report is furnished by the Company’s Audit Committee with respect to the Company’s financial statements for fiscal 2012.

The Company’s management is responsible for the preparation and presentation of complete and accurate financial statements. The independent registered public accounting firm, PricewaterhouseCoopers, LLP (“PwC”), is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report on its audit. The Audit Committee oversees and monitors the Company’s management and the independent registered public accounting firm throughout the financial reporting process.

In performing its oversight role, the Audit Committee has reviewed and discussed with management of the Company the Company’s audited financial statements for fiscal 2012. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles (“GAAP”). The Audit Committee has also discussed with PwC the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380) and as adopted by the PCAOB in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PwC as required by applicable requirements of the PCAOB regarding their communication with the Audit Committee concerning independence, and has discussed with them their independence from the Company. The Audit Committee also has considered whether, and to what extent, if any, the fact that PwC may, from time-to-time, provide non-audit services to the Company, is compatible with maintaining the auditors’ independence and has discussed this with PwC.

Based on the review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee in its Charter, the Audit Committee recommended to the Board that the Company’s audited financial statements for fiscal 2012 be included in its Annual Report on Form 10-K for the fiscal year ended September 29, 2012 for filing with the SEC. Such report was filed with the SEC on November 28, 2012.

The Audit Committee has appointed PwC as the independent registered accounting firm of the Company for fiscal 2013 and intends to submit such recommendation to the Company’s stockholders for ratification (but not for approval) at the Company’s 2013 Annual Meeting.

Submitted by the Fiscal 2012 Audit and Finance Committee

Michael J. Mardy, Chairman

Barbara D. Carlini

Jules A. del Vecchio

Norman H. Wesley

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE (THE “COMPENSATION COMMITTEE”)

The principal duties and responsibilities of the Compensation Committee are to:

•                  Review and approve the structure and philosophy of compensation of the Chief Executive Officer and other executive officers of the Company;

•                  Approve and make final determinations with respect to the compensation opportunities available and amounts payable to the Chief Executive Officer and other executive officers of the Company, including annual base salary and grants or awards of stock options, bonuses, and other incentives;

•                  Review and approve the adoption of, as well as administer, new and existing executive incentive compensation plans and equity-based plans;

•                  Evaluate the compensation of non-employee members of the Board;

•                  Oversee talent management and succession planning;

•                  Review organizational development initiatives and human resources programs, including diversity and material welfare plans; and

•                  Do such other things as the Board may direct from time to time.

GOVERNANCE AND NOMINATING COMMITTEE (THE “GOVERNANCE COMMITTEE”)

The principal duties and responsibilities of the Governance Committee are to:

•                  Identify, recruit and recommend qualified candidates for nomination for election to the Board;

•                  Assemble a Board that brings to the Company a variety of perspectives and skills derived from business and other experiences;

•                  Oversee the Company’s overall corporate governance and related compliance programs (other than the Enterprise Risk Management program) and report to the Board on the corporate governance principles applicable to the Company;

•                  Review and recommend an appropriate committee structure for the Board; and

•                  Do such other things as the Board may direct from time to time.

The Governance Committee will consider Director candidates recommended by stockholders. Recommendations may be sent to the Governance Committee, c/o Secretary, Green Mountain Coffee Roasters, Inc., 33 Coffee Lane, Waterbury, VT 05676. Any recommendation submitted by a stockholder to the Governance Committee must comply with the notice procedures set forth under Article II, Section 7 of the Company’s By-laws. If the Governance Committee were to receive a recommendation for a Director candidate from a stockholder, however, the Governance Committee expects that it would evaluate such candidate using the criteria described below for evaluating Director candidates brought to its attention through other channels.

In evaluating Director nominees, the Governance Committee takes into consideration, at a minimum:

•                  The needs of the Company and the Board, taking into account the particular talents, competencies and experiences of its incumbent Directors;

•                  Diversity of the Board;

•                  Appreciation of the relationship of the Company’s business to the changing needs of society;

•                  Appropriate non-business experience so as to provide a well-rounded perspective; and

•                  The desire to balance the benefit of continuity with the benefit of periodic injection of fresh perspective provided by new members.

The Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders at the time.

The Governance Committee identifies nominees by first evaluating current Directors who are willing to continue their service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing Directors with that of obtaining a new perspective. If any Director does not wish to continue service or if the Governance Committee or the Board decides not to re-nominate a current Director for re-election, the Governance Committee then identifies a new nominee based on the criteria above. Current Directors and members of the Governance Committee are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify such qualified individuals.

CORPORATE SOCIAL RESPONSIBILITY COMMITTEE (THE “CSR COMMITTEE”)

The principal duties and responsibilities of the CSR Committee are to:

•                  Make recommendations to, and approve the Company’s goals, policies and programs relating to the Company’s corporate social responsibility and environmental practices;

•                  To help the Company achieve its social and environmental goals as well as leverage its corporate and social responsibility programs, policies, partnerships, activities and goals in support of the Company’s business strategy and the creation of stakeholder value; and

•                  Do such other things as the Board may direct from time-to-time.

In addition to the committee charters, the Board has also adopted a set of Corporate Governance Principles to memorialize its current practices, and to set forth the guiding principles and best practices, by which the Board would conduct its own affairs.

All of the committee charters and the Corporate Governance Principles are posted on the Company’s website. The Internet address for the Company’s website is http://www.GMCR.com. To locate each committee charter:

1. From the Company’s home page, first click on “Investor Services.”

2. Next scroll down to and click on “Corporate Governance” listed on the left side menu and then, in the center of the page, click on the document of your choice.

The Company’s website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

PROPOSAL I—ELECTION OF DIRECTORS

At the Annual Meeting, three individuals are to be elected as Class II Directors to hold a three-year term of office from the date of their election until the 2016 Annual Meeting and until their successors are duly elected and qualified.

The three nominees for election as Class II Directors are Barbara D. Carlini, Hinda Miller and Norman H. Wesley, each of whom is currently a Class II Director and each of whom has agreed to serve as a Director if elected.

If a nominee for Director is unable to serve as a Director, the persons appointed as the Proxy Committee for the Annual Meeting may, in their discretion, vote for another person as Director or vote to reduce the number of Directors to less than ten, as the Board may recommend.

See the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” for information as to ownership of Company securities by nominees for Director.

As set forth above under the “Governance and Nominating Committee” section, the Governance Committee annually reviews the composition of the Board and committees to ensure there is the proper combination of experience, qualifications, attributes and skills on the Board and that each committee is properly constituted to maximize its efficiency and effectiveness. In addition, the Governance Committee also annually reviews the criteria that the Governance Committee and the Board consider important for the totality of the Board to possess as well as the overall effectiveness of the Board and each committee. To that end, the Governance Committee seeks to populate the Board with a set of individuals that possess as many of such criteria as practicable. Although the pursuit of a Board where each Director meets all desirable criteria may be merely aspirational, the Governance Committee believes that it has assembled an exemplary group of leaders who do have the experience, qualifications, attributes and skills necessary to guide the Company to continued successes.

At a minimum, each Director should epitomize the Company’s Purpose and Values as set forth in its current Code of Ethics, as well as possess the highest ethics and integrity, and demonstrate a commitment to representing your interests. Each Director should also have the individual experiences that provide practical wisdom, mature judgment and an inquisitive and objective mind.

Therefore, in evaluating the nominees for submission to the consideration of our stockholders for the Annual Meeting, the Governance Committee evaluated each nominee against the set of criteria set forth above and concluded that each has and can be expected to continue to make significant and valuable contributions to the governance of the Company and the Governance Committee endorses their submission. The fact that we do not list a particular experience, skill, qualification or attribute for a Director does not mean that the Director does not possess a particular experience, skill, qualification or attribute.

All of our Directors have had, and many continue to have, successful careers. In accomplishing that success, each has demonstrated significant leadership skill, which includes a practical understanding of how large organizations operate, including the importance of human resource management, how employee and executive compensation is set, and an understanding of strategy and risk management.

The Board defines diversity to mean diversity of backgrounds, experience, expertise, perspectives and skills, along with the more traditional aspects of age, gender, and race. We believe that our Board’s diversity enhances the Company’s ability to achieve the Company’s objectives

All of our Director nominees are seasoned leaders that bring to the Board an array of private company, public company, government service, non-profit, social responsibility and other business experience.

Set forth below you will find certain information for each of the Directors, including the nominees that we believe evidence her or his qualifications to sit on the Board.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS FOR A TERM ENDING 2016

Barbara D. Carlini is the Senior Vice President and Chief Information Officer of Dean Holding Company, the nation’s largest dairy company, and has served in that position since June 2009. Prior to that, Ms. Carlini served as Chief Information Officer of Motorola’s Mobile Devices Division from May 2006 to January 2008. From November 2001 through March 2006, Ms. Carlini was the Chief Information Officer of Diageo, NA (formerly Guinness North America). Ms. Carlini’s qualifications to serve on the Board include her diverse consumer products background, her substantial expertise in information technology and systems, her passion for corporate social responsibility and her overall organizational and leadership skills.

Hinda Miller served as a Vermont State Senator from 2003 to 2012. Ms. Miller is currently President of Sultana Group, a consulting firm specializing in leadership and entrepreneurship for women. From 1977 to 1996, Ms. Miller was co-founder of Jogbra Inc., an athletic apparel company, then President of Champion Jogbra, a division of Sara Lee Corporation. Ms. Miller’s qualifications to serve on the Board include her experience gained in establishing and operating her own company, her overall leadership skills as a legislator supporting economic development and entrepreneurship, as well as her comprehensive understanding of, and passion for, corporate social responsibility.

Norman H. Wesley is the former Chief Executive Officer and Chairman of Fortune Brands, Inc. Mr. Wesley joined Fortune Brands, Inc. in 1984. For more than ten years he led the office products unit, which Fortune Brands spun off to stockholders in 2005 before becoming the Chief Executive Officer of the home and hardware business of Fortune Brands, Inc. in 1997.  He then became President and Chief Operating Officer of Fortune Brands in January 1999, and Chairman and Chief Executive Officer of Fortune Brands in December 1999. He served as Chief Executive Officer through December 2007, and remained Chairman until retiring in September 2008. Mr. Wesley began his career at Crown Zellerbach Corporation, where over a ten-year period he held various management positions, including Vice President and General Manager of the Office Products Group, before joining Fortune Brands, Inc. Mr. Wesley currently serves on the boards of ACCO Brands Corporation, Acuity Brands, Inc. and Fortune Brands Home & Security, Inc. Mr. Wesley’s qualifications to serve on the Board include his experience gained as President, Chief Executive Officer and Chairman of Fortune Brands, a public consumer products company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE

ELECTION OF EACH OF THE THREE NOMINEES FOR ELECTION TO

THE BOARD AS CLASS II DIRECTORS

DIRECTORS CONTINUING IN OFFICE

Class I Directors—Term Ending 2015

Brian P. Kelley joined the Company as President, Chief Executive Officer and Director on December 3, 2012 from The Coca-Cola Company where he had been named President of Coca-Cola Refreshments in September 2012. He previously served as Chief Product Supply Officer, Coca Cola Refreshments since October 2010. Mr. Kelley joined Coca-Cola in 2007 as President and General Manager, Still Beverages and Supply Chain North America. In his role as President of Coca-Cola’s North America Business Integration, he led the total integration of the acquisition of the North American assets of Coca-Cola Enterprises, combining Coca-Cola North America and Coca-Cola Enterprises’ North American operations into a new company, Coca-Cola Refreshments. Prior to Coca-Cola, Mr. Kelley was President and Chief Executive of SIRVA, Inc. (formerly North American Van Lines), a $3.7 billion leading provider of relocation solutions to a well-established and diverse customer base around the world. His earlier experience includes Ford Motor Company, where he was President of its $13 billion Lincoln/Mercury division and General Electric Company, GE Appliance Division where he held roles of increasing responsibility until named Vice President and General Manager, Sales and Distribution. Mr. Kelley began his career in sales at Procter & Gamble and over a period of years, worked his way up through brand management. Mr. Kelley’s qualifications to serve on the Board include his diverse senior management experience at several large, publicly-traded Fortune 100 companies, as well as the extensive supply chain, brand management and leadership experience he has obtained throughout his career.

Jules A. del Vecchio retired in November 2010 from his position as a First Vice President of New York Life Insurance Company where he was responsible for communications and agent management and training, a position he had since 1970. Mr. del Vecchio’s qualifications to serve on the Board include his senior management and organizational experience as well as his extensive understanding of human resource engineering.

Robert P. Stiller, founder of the Company, served as its President and Chief Executive Officer since its inception in July 1981 through May 2007. From May 2007 through May 2012, Mr. Stiller served the Company as Chairman of the Board. Mr. Stiller’s qualifications to serve on the Board include his extensive knowledge of the Company, as its founder, as well as his vision and foresight in understanding the trends in the marketplaces most affecting the Company.

Class III Directors—Term Ending 2014

Lawrence J. Blanford served as President and Chief Executive Officer of the Company from May 2007 through December 2012 and has served as a Director of the Company since May 2007. From May 2005 to October 2006, Mr. Blanford held the position of Chief Executive Officer at Royal Group Technologies Ltd., a Canadian building products and home improvements company. From January 2004 to May 2005, Mr. Blanford was Founder and President of Strategic Value Consulting, LLC, a consultancy firm. Prior to 2004, Mr. Blanford held various management positions with Royal Philips Electronics (North America), Maytag Corporation, Johns Manville Corporation, PPG Industries and The Procter & Gamble Company. Mr. Blanford’s qualifications to serve on the Board include his experience leading consumer products organizations in different industries, his strategic vision for growth, his commitment to corporate social responsibility, and his ability to achieve organizational goals marshaling resources around a compelling strategic imperative for quality results. Mr. Blanford currently also serves on the board of Steelcase, Inc.

A.D. David Mackay served as the Chief Executive Officer of Kellogg Company from December 31, 2006 through January 1, 2011 and as its President from August 2003 until retiring in January 2011. Prior to that experience, he served as the Chief Operating Officer of Kellogg from 2003 to 2006. He joined Kellogg Australia as Group Product Manager in 1985, serving in several positions with Kellogg USA, Kellogg Australia and Kellogg New Zealand before leaving Kellogg in 1992. He rejoined Kellogg Australia in 1998 as Managing Director and was appointed Managing Director of Kellogg United Kingdom and Republic of Ireland later in 1998. He was named Senior Vice President and President, Kellogg USA in July 2000, Executive Vice President in November 2000, and President and Chief Operating Officer in September 2003. Mr. Mackay is currently the Non-Executive Chairman of Beam, Inc., serves on the Board of Directors of Fortune Brands Home & Security, Inc., and Woolworths Ltd. He previously served as a Director of Kellogg Company and of Fortune Brands, Inc. Mr. Mackay’s qualifications to serve on the Board, in addition to his rich consumer product background, includes his significant international experience to the Board, derived from his roles at Kellogg Australia, United Kingdom and Republic of Ireland, as well as his role as Managing Director of Sara Lee Bakery in Australia.

Michael J. Mardy is, and has been since December 2011, Executive Vice President, Chief Financial Officer and a Director of Tumi Holdings, Inc. and since 2003, Executive Vice President and Chief Financial Officer of Tumi, Inc., a retailer of prestige luggage and business accessories. Mr. Mardy is also a director of ModusLink Global Solutions, Inc. (formerly CMGI, Inc.), a supply chain technology company and is Chairman of its Audit Committee and a member of its Nominating and Corporate Governance Committee. Mr. Mardy’s qualifications to serve on the Board include his extensive financial and accounting expertise (including his membership in the American Institute of Certified Public Accountants and the Financial Executive Institute) and leadership, the experience he has gained through service on the board of another public company, his consumer products experience in prior management positions and his overall leadership skills as a senior executive.

David E. Moran has been President of Marketing Driven Solutions, a marketing consulting firm focused on driving growth through innovation and brand building, since June 2005. Mr. Moran was Chief Executive Officer of Fusion5, a management consulting company, from July 1999 to June 2005. Mr. Moran’s qualifications to serve on the Board include his extensive understanding of the Company’s business (including having spent four years at Maxwell House Coffee) and operations and his wide-ranging and comprehensive expertise in brand building, marketing strategy and leadership.

Below you will find a tabular summary of the entire Board, their age as of September 29, 2012, the year they were each elected, and the year in which their term ends.

Class	Name	Age	Year Elected		Term Ending
Class I
	Brian P. Kelley	52	2012	(1)	2015
	Jules A. del Vecchio	69	1993		2015
	Robert P. Stiller	69	1993		2015
Class II
	Barbara D. Carlini	53	2002		2016	(2)
	Hinda Miller	62	1999		2016	(2)
	Norman H. Wesley	63	2012		2016	(2)
Class III
	Lawrence J. Blanford	59	2007		2014
	Michael J. Mardy	63	2007		2014
	David E. Moran	58	1995		2014
	A.D. David Mackay	58	2012	(3)	2014

(1)                  Effective December 3, 2012. This Director is to stand for election at the 2015 Annual Meeting.

(2)                  If elected at 2012 Annual Meeting.

(3)                  Effective December 12, 2012. This Director is to stand for election at the 2014 Annual Meeting.

THE ROLE OF THE BOARD IN RISK OVERSIGHT

In the normal course of its business, the Company is exposed to a variety of risks, including risks related to reputation, strategic, financial, economic, political, legal, competitive, regulatory, supply chain, product quality, talent management and information technology. The identification, understanding, and management of risk are critical for the successful management of the Company. Risk consideration is an integral component of our operational decision-making and annual planning process, and is embedded into our internal control environment. The Board recognizes that it is not possible to eliminate all risk and it may not be prudent in certain instances to incur the costs necessary to minimize a particular risk. Rather, purposeful and appropriate risk-taking is essential for the Company to be competitive and to achieve its strategic business objectives.

The Board has primary responsibility for overall risk oversight. Risk management oversight by the full Board includes a comprehensive annual review of the Company’s overall strategic plans and the plans for each of the Company’s business units, including the risks (and how to manage and mitigate them) associated with these strategic plans. The Board also has an annual review of the conclusions and recommendations generated by management’s enterprise risk management process. The Board takes an active approach to its risk oversight role. The Board has determined that the Audit Committee is best suited for the ongoing oversight of the Company’s enterprise risk management process and that the Governance Committee is best suited for the ongoing oversight of the Company’s overall compliance programs, and has delegated those specific responsibilities to those respective committees.

The Company has adopted an enterprise risk management process whose goal is to identify, prioritize and manage those risks identified by the senior leaders of the Company, including the Board. This process involves a cross-functional group of the Company’s senior management which, on a continual basis, identifies current and future potential risks facing the Company and ensures that actions are taken to manage and mitigate those potential risks. With the assistance of the Company’s Legal Department and Internal Audit staff, there are annual interviews, surveys, discussions and meetings, all designed to identify and capture the known or anticipated risks to the enterprise and the appropriate mitigation techniques and strategies. This information is then compiled, reviewed by the enterprise risk management team, and presented to the Audit Committee quarterly, and the full Board annually. In addition, the Company’s senior management develops and implements the Company’s strategic plans, and, in that process, identifies, evaluates, manages and puts plans into place to mitigate the risks inherent in those plans. Finally, the committees of the Board also identify and manage the risks that are specific to their areas of responsibility and report on them, at least annually, to the Board.

DIRECTOR COMPENSATION

NON-Employee DIRECTORS’ COMPENSATION IN FISCAL 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(3)($)	Option Awards (2)(3)($)	Total ($)
Barbara D. Carlini	0	84,522	73,088	157,610
Douglas Daft(4)	13,397	51,522	73,088	138,007
William Davis(4)(5)	20,818	53,772	73,088	147,678
Jules A. del Vecchio	68,500	18,022	73,088	159,610
Michael J. Mardy	103,260	18,022	73,088	194,370
Hinda Miller	0	93,284	73,088	166,371
Dave E. Moran	67,007	18,022	73,088	158,117
Robert P. Stiller(5)	59,637	18,022	73,088	150,747
Norman H. Wesley(4)	10,493	11,994	48,845	71,332

(1)                  Includes the value of Director fees of $66,500, $75,262, $33,500 and $35,750 delivered in the form of phantom stock units under the 2002 Deferred Compensation Plan to Mses. Carlini and Miller and Messrs. Daft and Davis, respectively, as well as restricted stock units valued at $18,022 granted to each of Messrs. Daft, Davis, del Vecchio, Mardy, Moran, Stiller and to Mses. Carlini and Miller and restricted stock units valued at $11,994 granted to Mr. Wesley.  The grant date fair value of these awards, as determined under FASB ASC Topic 718, was determined by multiplying the number of shares underlying the award by the closing price of our common stock on the grant date. For information regarding the number of phantom stock units and restricted stock unit awards outstanding held by each non-employee Director as of September 29, 2012, see the columns “Phantom Stock Units” and “Restricted Unit Awards,” respectively in the table in footnote 3 below.

(2)                  In fiscal 2012, the Company granted options to purchase 2,217 shares to each of Messrs. del Vecchio, Daft, Davis, Mardy, Moran, Stiller, and to Mses. Carlini and Miller.  The grant date fair value of these options, as determined under FASB ASC Topic 718, was $32.97 per share. Mr. Wesley was granted an option to purchase 3,997 shares on July 31, 2012, his first date of service as a Director. The grant date fair value of this option grant, as determined under FASB ASC Topic 718, was $12.22 per share.  The underlying valuation assumptions for option awards are further discussed in notes 2 and 15 to our audited financial statements filed with our annual report on Form 10-K for fiscal 2012.  For information regarding the number of stock options outstanding held by each non-employee Director as of September 29, 2012, see the column “Stock Options Outstanding” in the table in footnote 3 below.

(3)                  Represents the aggregate number of restricted stock unit awards, stock option grants, and the phantom stock units outstanding as of September 29, 2012 for each non-employee Director.

Name	Restricted Stock Unit Awards (#)	Option Awards (#)	Phantom Stock Units (#)
Barbara D. Carlini	333	184,367	28,789
Douglas Daft	333	2,217	0
William Davis	333	5,192	0
Jules A. del Vecchio	333	144,117	0
Michael J. Mardy	333	63,117	0
Hinda Miller	333	83,117	26,447
Dave E. Moran	333	172,867	0
Robert P. Stiller	333	848,046	0
Norman H. Wesley	659	3,997	0

(4)                  Messrs. Daft and Davis resigned from the Board effective May 22, 2012 and August 13, 2012, respectively. Mr. Wesley joined the Board effective July 31, 2012.

(5)                  Messrs. Davis and Stiller did not receive compensation for their services as Directors after May 2012.

DIRECTOR COMPENSATION FOR FISCAL 2012

Directors who are also employees of the Company do not receive additional compensation for serving as Directors. The Company’s policy is to pay Directors who are not employees, unless otherwise determined, a retainer and to reimburse them for ordinary and necessary travel expenses incurred in connection with attendance at each Board meeting. Committee Chairs and the Chairman of the Board receive fees in addition to their annual retainer. Messrs. Davis and Stiller did not receive compensation for their services as Directors after May 2012. The Director’s compensation program for fiscal 2012 is set forth below.

Annual Cash Retainer (all Directors)	Director = $50,000 (as of April 1, 2012; prior to April 1, 2012, $35,000)

Annual Cash Retainer (Committee Chairs and Chairman of the Board; in addition to above referenced annual retainer)	Chairman = $50,000 Lead Director = $15,000 Committee Chair Audit and Finance = $15,000 Compensation and Org. Dev.= $10,000 Governance and Nominating = $7,000 Corporate Social Responsibility = $7,000

Annual Stock Retainer	Total Value = $90,000 80% of award in stock options (1)(2) 20% of award in restricted stock units (1)(3)

Per Meeting Fee	$2,000 per regularly scheduled meetings

$1,000 per special meetings

Other Provisions:
Deferred Compensation	Each Director may defer up to 100% of retainers and/or meeting fees in the form of cash or phantom stock units. (4)

Company Products	To help expand the Directors’ knowledge of the Company’s products, the Company provides its products to Directors at the same reduced prices as are made available to the Company’s employees.

Travel Expenses	Directors who are not employees are reimbursed for ordinary and necessary travel expenses incurred in connection with attendance at each Board meeting.

(1)         Options and restricted stock units vest ratably in four equal annual installments beginning on the first anniversary of the grant date and the options remain exercisable for 10 years from the grant date. Upon termination of service for any reason other than death, any vested options remain exercisable for four years from the date of termination (or, if earlier, the original expiration date). For the first two years post-termination, all unvested options and restricted stock units continue to vest according to their normal schedule. Any options that vest during this two-year period will then be exercisable for four years from the date of resignation (or, if earlier, the original expiration date). At the end of the two-year period post-termination, all then unvested options and restricted stock units automatically vest; and those options remain exercisable for two years from the date they automatically vested (or, if earlier, the original expiration date). Upon a termination due to death, all unvested options and restricted stock units automatically vest and any vested options remain exercisable for 12 months from the date of death (or, if earlier, the original expiration date).

(2)         The exercise price of each stock option, other than the stock option granted to Mr. Wesley, was $54.12, the closing price of the Company’s common stock on the NASDAQ system on the grant date. The exercise price of the stock option granted to Mr. Wesley was $18.20, the closing price of the Company’s common stock on the NASDAQ system on the grant date.

(3)         Each restricted stock unit represents a contingent right to receive one share of the Company’s common stock. The closing price of a share of the Company’s common stock on the grant date was $54.12 for all non-employee Directors other than Mr. Wesley. The closing price of a share of the Company’s common stock on the grant date was $18.20 for Mr. Wesley.

(4)         Deferrals in the form of phantom stock units are granted at the closing price of a share of the Company’s common stock on the meeting date the fees are earned. Each phantom stock unit represents a contingent right to receive one share of the Company’s common stock.

During fiscal 2012, four non-employee Directors participated in the Company’s 2002 Deferred Compensation Plan. Mses. Carlini and Miller deferred 100% of all cash retainer and meeting fees that would otherwise have been received in fiscal 2012. Messrs. Daft and Davis deferred approximately 60% of all cash retainer and meeting fees that would otherwise have been received in fiscal 2012 (which were subsequently converted into shares of Company common stock in connection with their respective resignations from the Board).

DIRECTOR OWNERSHIP GUIDELINES

In 2008, the Board established ownership guidelines for Directors which suggest stock holdings valued at a minimum of three times the then annual retainer; currently $50,000. Each Director then on the Board was given five years in which to meet the guideline and any new Director would have five years from the beginning of their term to meet the guideline. Currently, all Directors either satisfy the guideline or are still within the grace period.

The Company’s insider trading policy prohibits persons covered by the policy, including the Directors, from entering into any margin account, pledge or similar transaction after January 2, 2012. In addition, in May 2012, the Board mandated that all then existing margin accounts or pledges of the Directors involving Company stock must be settled prior to December 31, 2012. As of December 31, 2012, no Director or executive officer has a margin account or pledge involving Company stock.

PROPOSAL II—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company seeks your advisory vote on the compensation of the Company’s Named Executive Officers as described in the “Compensation, Discussion and Analysis” section, tabular disclosure regarding such compensation and accompanying narrative disclosure set forth in this proxy statement. We ask that you support our approach to compensating our Named Executive Officers as disclosed below. Your vote is advisory only, and therefore non-binding. The Compensation Committee and the Board, however, will review the results carefully and take the results into consideration when making future compensation decisions.

As described in detail in the Compensation Discussion and Analysis section beginning on page 19, our compensation plans are designed with the following compensation philosophy—to support the achievement of the Company’s business strategies to be a leader in the coffee and coffee maker businesses, and to attract, develop and retain highly talented individuals to execute our business strategies. The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is aligned with our stockholders’ long-term interests.

We believe that our program is currently well structured to reinforce accountability for performance because it contains the following elements:

•                  Ensuring alignment between stockholder value and the performance metrics we use as part of our incentive compensation program (net sales and non-GAAP operating profits for short-term incentives and stock price for long-term incentives). In November 2012, the Compensation Committee added free cash flow as a third short-term incentive performance metric for fiscal 2013 compensation opportunities.

•                  Emphasizing variable compensation in order to ensure that total compensation opportunities are well aligned with Company performance. For fiscal 2012, the Committee set fixed pay at approximately 19% of the Chief Executive Officer’s total compensation opportunity and set fixed pay at an average of approximately 35% for our other Named Executive Officers’ total compensation opportunity.

•                  Aligning the interests of our Named Executive Officers directly with our stockholders by using stock options as a significant part of our annual equity award grants; this assures that our Named Executives Officers will not realize value with respect to a significant portion of their equity-based awards unless the Company’s stock price increases.

•                  Exercising a high level of corporate governance oversight with respect to our executive compensation program by reviewing it annually and engaging an independent compensation consultant that does not provide services to the Company’s management.

•                  Closely comparing our program with other companies in the marketplace with whom we compete for talent and against whom we measure our success.

•                  Engaging in rigorous talent and succession planning, along with performance management for our senior executives, to ensure they remain committed to the Company’s short and long-term goals and develop management skills for the current economy.

•                  Maintaining competitive broad-based benefit programs primarily offered to full-time employees.

•                  Providing only nominal perquisites, if any, to our Named Executive Officers.

Following the end of the fiscal year, in December 2012, we hired Brian P. Kelley as our new President and Chief Executive Officer as part of a leadership transition that began with Mr. Blanford’s retirement announcement last year. Mr. Kelley’s compensation package is consistent with the Company’s philosophy and takes into account that Mr. Kelley was recruited from another company and is relocating in connection with his new position. Key features of Mr. Kelley’s compensation package include:

•      A base salary consisting of a small percentage of his total compensation opportunity.

•                  Participation in the annual incentive awards program available to other executives, with payment levels based on achievement of the same performance metrics as those applicable to the other Named Executive Officers.

•                  A one-time grant of equity-based awards made at hire in part to reflect Mr. Kelley’s forfeiture of compensation opportunities at his former employer, of which 50% was in the form of performance shares tied to growth in multi-year earnings per share and 50% in time-based restricted stock units.

•                  Overall, performance-based equity awards represent a significant portion (60%) of Mr. Kelley’s total equity awards including stock options (tied to future stock price appreciation) and performance shares (tied to challenging three-year earnings per share goals). Mr. Kelley also received time-based restricted stock units, which encourage retention.

•                  A commitment to no additional grants of equity-based awards until December 2013.

Stockholders are being asked to vote on the following resolution:

RESOLVED: That the stockholders of Green Mountain Coffee Roasters, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and

Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2013 Annual Meeting proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE “COMPENSATION DISCUSSION AND

ANALYSIS” SECTION OF THIS PROXY STATEMENT, THE TABULAR DISCLOSURE

REGARDING SUCH COMPENSATION, AND THE ACCOMPANYING NARRATIVE DISCLOSURE,

EACH AS SET FORTH BELOW.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide stockholders with a description of the material elements of our Company’s compensation program for our executive officers, including our executive officers named in the tables below, referred to as our Named Executive Officers, for fiscal 2012, and the policies and objectives which support the program. This discussion is supplemented by compensation tables and accompanying narratives that follow below.

The CD&A is divided into the following sections:

•                  Executive Summary

•                  Principles of Our Executive Compensation Program

•                  Overview of Our Executive Compensation Program for Fiscal 2012

•                  Compensation Program and Governance

•                  Role of Independent Compensation Consultant and Recommendation by the Chief Executive Officer

•                  How We Determined Executive Compensation for Fiscal 2012

•                  Elements of Compensation of our Named Executive Officers

•                  Compensation of Our New Chief Executive Officer

•                  Performance-Based Compensation and Risk

•                  Performance-Based Compensation — Section 162(m)

•                  Stock Ownership Guidelines for our Named Executive Officers

Executive Summary

In this section, we highlight our fiscal 2012 Company financial and operational performance and the key actions taken by the Compensation & Organizational Development Committee of the Board (referred to in this Compensation Discussion and Analysis as the “Committee”) to further align the interests of our Named Executive Officers with those of our stockholders.

Financial Performance and Company Highlights

Fiscal 2012 was a successful year for the Company, but despite positive growth and accomplishment of certain strategic objectives we did not meet all our financial performance targets. Consistent with our pay-for-performance philosophy, our Named Executive Officers were not paid any annual incentive bonuses for fiscal 2012. Key financial highlights of the Company include:

•                  Our fiscal year operating performance results were strong, although we did not fully achieve our annual incentive plan goals.

•                  Despite strong operating performance, our stock price performance suffered in fiscal 2012 with a total stockholder return of negative 77% for the fiscal year.

•                  Sales grew 46% to $3.86 billion from $2.65 billion in fiscal 2011.

•      Cash from operations was $477.8 million, compared to $0.8 million in fiscal 2011.

•                  Operating margins increased to 14.7% of net sales, compared to 13.9% in fiscal 2011.

•                  GAAP earnings per share was $2.28 per fully diluted share, up 74% from $1.31 in fiscal 2011.

•                  Non-GAAP earnings per share was $2.40, up 46% from fiscal 2011.

•                  Gross profit was 32.9% of net sales; down from 34.1% in fiscal 2011.

•                  We completed the sale of our US Coffee Service business, Filterfresh, generating $137.7 million in cash.

While these financial results were strong in absolute terms and favorable when compared with our peer companies, they fell short of the financial performance targets we established under our annual incentive bonus plan. Since our incentive pay opportunities are aligned with our financial performance, no annual incentive bonuses were paid to our Named Executive Officers for fiscal 2012. Along with stockholders, executive officers saw a significant decline in the value of their equity awards, with options granted in March 2012 remaining underwater at fiscal year-end.

In fiscal 2012, we added additional brands to our portfolio — Eight O’Clock® coffee, Tetley Tea® and Swiss Miss® hot cocoa branded K-Cup® packs — as well as launched a new brewing platform, the Keurig® Vue® Single Cup Brewer, bringing new customization features to Keurig® consumers with the ability to brew stronger, bigger and hotter. We also added manufacturing capacity in Vermont, Virginia, Washington and Montreal, Quebec. Further emphasizing our commitment to add the talent needed to enable long-term success, the Company hired a new Chief Information Officer, previously the Chief Technology Officer and Vice President, Global Information Services for Kraft, Inc. and a Chief Logistics Officer, formerly Senior Vice President Logistics for Toys ‘R Us. These additions are designed to assure us that we have highly talented individuals in the right roles to help manage the Company’s growth. Most importantly, during fiscal 2012 the Company managed a candidate search for a new President and Chief Executive Officer after former President and Chief Executive Officer, Mr. Larry Blanford, announced his planned retirement from the Company. Our new President and Chief Executive Officer, Brian P. Kelley, commenced employment with the Company on December 3, 2012. Mr. Kelley brings considerable experience in the global consumer packaged goods industry, and his leadership skills and business perspective are well aligned with the company’s long-term growth aspirations

Fiscal 2012 Performance and Impact on Compensation

We began fiscal 2012 with high expectations for growth and, as highlighted above, we had a strong year in terms of increased net sales, cash flow and earnings per share. Consistent with prior years, we set challenging growth goals relating to net sales and operating profits under our annual incentive compensation program for our Named Executive Officers. For our Named Executive Officers to earn a cash bonus, the threshold performance metric for each goal had to be met. Although the operating profit achievement level was above threshold, the Company did not achieve the threshold level of net sales, despite a strong increase of 46%. Therefore, despite our overall accomplishments, the performance goals under our annual incentive compensation program were not met, and no annual bonuses were paid to our Named Executive Officers for fiscal 2012.

With respect to equity-based compensation, the company has historically granted stock options. The Committee modified the equity-based compensation strategy in fiscal 2012 and granted 80% in the form of stock options and 20% in the form of restricted stock units. Restricted stock units were added in an effort to diversify the types of equity-based awards granted and encourage retention. The 2012 stock option awards were granted in March 2012 at an exercise price of $54.12. Consequently, given the poor stock price performance during fiscal 2012, the 2012 stock option awards are currently underwater. In addition, the 2011 stock option awards were granted at an exercise price of $61.71 and are also currently underwater. Significant stock price appreciation is required for the 2011 and 2012 stock option awards to have in-the-money value again.

Principles of Our Executive Compensation Program

The Company’s compensation philosophy is designed to provide the proper incentive, with the right balance of risk, to support the achievement of the Company’s business strategies to be a leader in the coffee and coffee maker businesses, and to attract, develop and retain highly talented individuals to execute our business strategies. The Committee, along with management, has crafted the Company’s executive compensation program based on the following goals:

•                  Provide competitive pay opportunities — for target performance, use a competitive analysis approach both as to the amount and type of compensation we offer in order to attract and retain our executive talent (as described in more detail below under “How We Determined Executive Compensation for Fiscal 2012—2012 Competitive Positioning”).

•                  Be performance-based — a substantial portion of each executive’s total compensation opportunity should be performance-based and dependent on the achievement of financial performance goals (i.e., should be “at risk”).

•                  Tie to stockholder value — the financial performance goals should be drivers of stockholder value over both the short-term and long-term. The annual performance goals have been net sales growth and operating profit. In November 2012, for fiscal 2013 compensation, the Committee approved adding free cash flow as a third annual performance metric because it believes using such metric is appropriate for a large scale company.

Our executive compensation program is designed to support these goals by using the following principles:

Pay for Performance

Pay for performance is a fundamental tenet of our compensation philosophy. On average, over 65% of the total compensation opportunity for our Named Executive Officers is variable or “at risk.” In fiscal 2012, of the total value provided in the form for long-term equity incentive awards, 80% was in the form of stock options and 20% in restricted stock units. With respect to stock option awards, no value is created for the executive unless the price of the Company’s stock increases after grant. For Mr. Kelley, the Company introduced the use of an additional type of performance-based compensation in the form of performance shares tied to growth in multi-year earnings per share. The Committee will consider further refinements to the types and relative weightings of equity-based awards for all Named Executive Officers as the Company matures and expands.

The chart below shows base salary and annual and long-term incentive compensation as a percentage of total compensation opportunity (on average and using target awards for fiscal 2012) for our Chief Executive Officer and other Named Executive Officers.

The chart also compares the compensation of our Named Executives Officers with our Industry Peer Group, which consists of a number of consumer products companies known for their industry leadership and brand recognition, many of which have similar revenue and market capitalization to the Company (described in more detail below). The types and relative proportions of compensation are aligned with the types and relative proportions of compensation paid by companies in the Industry Peer Group.

Providing Competitive Target Pay Opportunity

We annually benchmark our target and actual compensation levels and relative proportions of the types of compensation against our Industry Peer Group. In addition, we supplement this information with published industry survey data of comparably-sized companies in the consumer products industry taken from the Towers Watson CDB General Industry Executive Compensation Survey (the “Published Survey Data”). For fiscal 2012, to identify comparably-sized companies we used the Company’s actual fiscal 2011 revenue of $ 2.7 billion and projected fiscal 2012 revenue of approximately $4 billion. Using a blend of prior and current fiscal year revenues enables the Company to target compensation appropriately to attract and retain highly talented individuals as we grow. We use the Published Survey Data to ensure that our executive compensation opportunities are competitive with the companies against which we compete for talent, as described in more detail below. At the end of the fiscal year, the Committee analyzed company and individual performance to determine the actual amounts that were paid. More information about the Industry Peer Group and the methodology for the relative size-adjusted levels can be found below under “How We Determined Executive Compensation for Fiscal 2012—Composition and Purpose of the Industry Peer Group and —2012 Competitive Positioning”. In addition the Company, in partnership with the Committee, uses informed judgment in special cases in order to offer the compensation appropriate to attract highly talented individuals to enable our long-term growth.

Providing Fixed and Variable Compensation

We provide both fixed and variable compensation opportunities (heavily weighted towards variable compensation for our Named Executive Officers) that are designed to attract, retain and motivate top-performing executives, as well as appropriately align the realization of compensation opportunities with achieving relevant financial and strategic goals.

Providing Equity and Cash Incentives

We provide a combination of equity-based awards and cash incentives to focus executive officers on achieving performance results that drive both annual and long-term sustainable stockholder value.

Requiring Stock Ownership

Our executive officers, including our Named Executive Officers, are required to maintain or exceed specific levels of the Company stock ownership in order to further align their interests with those of our stockholders. More information about stock ownership guidelines for executive officers can be found below under “Stock Ownership Guidelines for Our Named Executive Officers.”

Overview of Our Executive Compensation Program for Fiscal 2012

During fiscal 2012, the primary elements of compensation opportunities for each of our Named Executive Officers consisted of base salary, a target annual incentive cash bonus, long-term equity-based incentive awards, and retirement and health and welfare benefits as applicable to employees in general.

The Committee reviews and approves each element of compensation separately and, if necessary, makes adjustments to individual elements of compensation to achieve a total targeted compensation opportunity that is competitive with our Industry Peer Group, as supplemented by the Published Survey Data. The Committee uses data from the Growth Peer Group, as described below, when making compensation design and policy decisions in an effort to reflect executive compensation trends and practices by companies experiencing extraordinary growth, all as explained below. In its deliberations, the Committee reviews “tally sheet” information for each executive officer, including the Named Executive Officers. The tally sheets are updated annually and include the elements of compensation noted below, the total estimated payments upon retirement (valued including acceleration of in-the-money equity awards), and the total estimated payments upon involuntary termination from the Company (valued including acceleration of in-the-money equity awards).

Term	Definition	Objective	Key Features
Annual Cash Compensation	Base Salary	Provide a competitive annual fixed level of cash compensation.

•                  Generally represents approximately 19% to 35% of target total compensation opportunity of the Named Executive Officer

•                  Adjustments are based on individual performance, internal pay equity, and pay relative to the Industry Peer Group and Published Survey Data

	Target Annual Cash Incentive Compensation	Motivate and reward executive contributions in producing annual financial results

•                  Generally represents approximately 20% of target total compensation opportunity of the Named Executive Officer

•                  Annual incentive cash awards for fiscal 2012 were based on two financial metrics: net sales and non-GAAP operating income

Long-term Equity Incentive Opportunity	Stock Options (80%) and Restricted Stock Units (20%) (1)	Retain executive officers and align their interests with stockholders

•                  Generally represents approximately 43% to 62% of target total compensation opportunity of the Named Executive Officer

•                  Stock options are used because the value of the award ultimately is based on future stock price increases

•                  Restricted stock units are used in an effort to diversify the types of equity-based awards granted and encourage retention

	401(k) Retirement Plan	Provide retirement income for employees	• The Company provides a match in the 401(k) plan of 50% on up to 6% of eligible compensation, capped at the Internal Revenue Service limits • No executive retirement programs are in place
Retirement Benefit	GMCR Canada Retirement Savings Plan		• The Company provides a match in the retirement savings plan of 50% on up to 3% of eligible compensation

Term	Definition	Objective	Key Features
• No executive retirement programs are in place

Other Benefits	Health, welfare, and other non-cash benefits	Provide health and welfare coverage for employees	• Executives generally do not participate in any separate programs not offered to employees generally

(1)         Pursuant to Mr. Blanford’s employment agreement, his entire fiscal 2012 annual grant was in the form of restricted stock.

Compensation Program and Governance

The following is a summary of our compensation governance highlights to provide a better understanding of the Committee’s pay decisions relative to company performance in fiscal 2012. The framework of our executive compensation program includes the following governance features:

•                  The Committee is comprised solely of independent directors.

•                  The Committee’s independent compensation consultant, Pay Governance LLC (“Pay Governance”), is retained directly by the Committee and performs no consulting or other services for the Company or management.

•                  The Committee’s annual review and approval of our compensation strategy includes a review of compensation-related risk management. As more fully described below, the Committee does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.

The Company’s compensation program and related governance features are complemented by several specific elements designed to align our executive compensation with long-term stockholder interests, including:

•                  Share ownership guidelines for our executive officers, as described below;

•                  A maximum amount payable to executive officers under the annual performance-based incentive program; and

•                  Prohibitions on executive officers engaging in margin, hedging or other similar transactions in the Company’s securities.

Role of the Independent Compensation Consultant & Recommendations by the CEO

Independent Consultant

Pursuant to its charter, the Committee has the sole authority to retain and terminate the services of any outside compensation consultants to the Committee. During fiscal 2012, the Committee retained Pay Governance to provide advice to the Committee on general program design and best practices as well as to assist the Committee in determining the relationship between the program components and the levels of compensation paid to our executive officers and directors to the Industry Peer Group companies identified below. Pay Governance reports directly to the Committee and does not provide any other services to the Company, its management or executive officers. While Pay Governance performed a general competitive review, as requested by the Committee, Pay Governance did not determine the amount or types of compensation awarded or paid with respect to the Company’s executive officers. Pay Governance has provided the Committee with appropriate assurances and confirmation of its independent status. The Committee believes that Pay Governance has been independent throughout its service to the Committee.

Published Survey Data was made available to Pay Governance for use along with their Industry Peer Group analysis. Towers Watson also provided services to the Company regarding general employee compensation and benefits consulting. Towers Watson did not provide any direct services to the Committee.

CEO Recommendations

The compensation of every employee of the Company, including each Named Executive Officer, is influenced in large part by the responsibilities of the position and the need to ensure that employees who have similar job responsibilities are paid equitably, with consideration given for individual performance. During fiscal 2012, Mr. Blanford provided recommendations to the Committee with respect to the base salary amounts, performance targets for the annual and long-term incentive programs, and adjustments, if any, to the value of long-term award grants for each Named Executive Officer (other than himself). These recommendations were based on the Industry Peer Group data and the Published Survey Data reviewed by the Committee and Mr. Blanford’s assessment of the executive’s relative experience, overall performance, and impact on the accomplishment of the Company’s financial goals and strategic objectives during the prior year. While the Committee took Mr. Blanford’s recommendations under advisement, it independently evaluated the pay recommendations for each executive and made all final compensation decisions in accordance with its formal responsibilities as defined in its charter. Decisions regarding the compensation of our Chief Executive Officer are made solely by the Committee in executive session.

How We Determined Executive Compensation for Fiscal 2012

As noted above, the Committee administers the compensation program for the Company’s executive officers, including the Named Executive Officers. The Committee applies the executive compensation principles listed above to the compensation paid or awarded for each individual, and further applies appropriate discretion where appropriate to obtain highly talented individuals or to address performance and Company needs.

The Company determined fiscal 2012 compensation opportunities as follows:

•                  With respect to the executive officers, including the Named Executive Officers, Pay Governance compiled a total compensation study of a number of consumer products companies known for their industry leadership and brand recognition, many of which have similar revenue size and marketplace capitalization to the Company, as listed below (“Industry Peer Group”), based on publicly available information.

•                  Pay Governance also analyzed the Published Survey Data provided by management as well as the Industry Peer Group study and compiled a report. This report was then presented to and discussed by the Committee in its September 2011 meeting.

•                  Management reviewed and utilized the report by Pay Governance to develop competitive compensation ranges and these ranges were also presented to and discussed by the Committee in its September 2011 meeting.

•                  In the December 2011 Committee meeting, the Chief Executive Officer made recommendations for all Named Executive Officers’ compensation (except for his own) based on an assessment of the executive’s relative experience, overall performance, and impact on the accomplishment of the Company’s financial goals and strategic objectives during the prior year and taking into consideration the report and ranges for the position previously presented to the Committee in September.

•                  The Committee then reviewed the CEO recommendations to preliminarily approve such opportunities and to make its recommendations to the Board regarding the compensation for each Named Executive Officer (other than Mr. Blanford) for fiscal 2012.

•                  Following preliminary approval by the Committee, the Board reviewed and approved the total compensation opportunity, together with each component of compensation for each Named Executive Officer (other than Mr. Blanford) for fiscal 2012, and the performance metrics under our annual incentive compensation program.

•                  In connection with the expiration of Mr. Blanford’s previous employment agreement and the announcement of Mr. Blanford’s retirement, the Committee separately negotiated a new employment agreement with Mr. Blanford effective February 1, 2012 with a term through the earlier of December 31, 2013 and 90 days following the commencement of a replacement President and Chief Executive Officer.  In its September 2011 meeting the Committee reviewed and considered the Industry Peer Group data and the Published Survey study for CEO compensation. The new agreement sets forth the terms of Mr. Blanford’s compensation for fiscal 2012 and, if applicable, fiscal 2013.

•                  At the conclusion of fiscal 2012, the Committee reviewed the performance of the Company, certified the achievement or non-achievement of incentive plan goals, and determined amounts actually paid to the Named Executive Officers.

In addition, the Committee, with the assistance of Pay Governance, periodically reviewed supplementary data points, reflecting executive compensation trends and practices by companies experiencing extraordinary growth, including companies from a range of industries (the “Growth Peer Group”) for the purpose of evaluating compensation policy, trends, and design considerations for companies experiencing high growth. This information, however, was not used for purposes of setting or benchmarking compensation.

Finally, the Committee considered the results of the advisory votes by stockholders on the “say-on-pay” proposal presented to stockholders at the March 10, 2011 Annual Meeting. As reported in the Company’s Form 8-K, filed with the SEC on March 16, 2011, there was overwhelming support, 97%, by stockholders for the compensation program offered to the Company’s Named Executive Officers. Accordingly, the Committee made no direct changes to the Company’s executive compensation program as a result of the “say-on-pay” vote and for fiscal 2012, the Company’s executive compensation program continued to focus on pay for performance, alignment of executive interests with those of the Company’s stockholders, and achieving the balance between offering annual and long-term incentives without creating improper risks. After setting fiscal 2012 compensation for the Named Executive Officers in September 2011, the Committee received and reviewed the results of the most recent advisory vote by stockholders on the “say-on-pay”

proposal presented at the March 22, 2012 Annual Meeting. Given the overwhelming support, again 97%, the Committee did not make any subsequent changes to the compensation program for Named Executive Officers for fiscal 2012.

Composition and Purpose of the Industry Peer Group and the Growth Peer Group

In determining appropriate compensation levels for our Named Executive Officers, the Committee annually compares the compensation levels being offered to the Company’s executive officers, including its Named Executive Officers, to the compensation being paid to individuals in similar positions of the Industry Peer Group companies. The positions at Industry Peer Group companies are similar in breadth, complexity and scope of responsibility and these companies compete with us for executive talent. The compensation data with respect to the companies in the Industry Peer Group are compiled and analyzed by Pay Governance on behalf of the Committee. This annual review is designed to assure that our compensation program and target compensation opportunities are consistent with marketplace practice, which allows us to maintain our ability to attract and retain the level of talent we need to drive long-term, sustainable stockholder value. The Industry Peer Group companies consist of:

Brown-Forman Corporation	The Campbell Soup Company	Coca-Cola Enterprises, Inc.
Dole Food Company	Dr. Pepper Snapple Group	Flowers Foods, Inc.
Hasbro, Inc.	The Hershey Company	Jarden Corporation
Mattel, Inc.	McCormick & Co.	Mead Johnson & Company, LLC
Ralcorp Holdings Inc.	The J. M. Smucker Company

Historically and in fiscal 2012, the Committee used a second group for additional data when reviewing executive compensation trends and practices by companies experiencing extraordinary growth (the “Growth Peer Group”). The Committee uses this information when considering broader design and compensation policy trends, and does not use it when setting compensation levels. The Growth Peer Group companies consist of:

Cognizant Technology Solutions Corporation	Equinix, Inc.	Las Vegas Sands Corporation
MetroPCS Communications, Inc.	Netflix, Inc.	priceline.com Incorporated
salesforce.com, Inc.	Under Armour, Inc.	Western Digital Corporation

2012 Competitive Positioning

Our compensation philosophy is to set total compensation opportunities, including base salary, target annual incentives and long-term incentive grant levels, at the relative size-adjusted level of our peer companies.  We took into account the size of the companies in the Industry Peer Group and determined that, because the Company placed at approximately the 25th percentile of the Industry Peer Group based on blended actual 2011 and project 2012 revenue, the Committee would use the 25th percentile of compensation of such group when setting compensation for our Named Executive Officers for fiscal 2012. The Committee supplements the Industry Peer Group data with the Published Survey Data. The Committee believes that using both the relative size-adjusted Industry Peer Group and Published Survey Data provides a balanced approach to attract and retain highly talented employees.

When benchmarking to marketplace compensation for fiscal 2012, the Committee set the total target compensation opportunity for each of our Named Executive Officers generally at the 25th percentile of the Industry Peer Group and the 50th percentile of the Published Survey Data, weighing each data source equally.

Elements of Compensation of Our Named Executive Officers

Base Salary

We pay a fixed base salary designed to be a secure base of cash compensation and sufficient to attract and retain highly talented individuals. We develop a salary range for each executive position based on the data mentioned above. These ranges are used as guidelines in determining individual salaries.

Base salaries for the Named Executive Officers are recommended by the Chief Executive Officer (other than for himself) and approved by the Committee after consideration of the above-referenced compensation marketplace data and performance factors.

For fiscal 2012 and fiscal 2013, we provided increases (each going into effect on January 1 of the year) to base salary to the following Named Executive Officers in the following amounts:

Named Executive Officer	Fiscal 2011 Base Salary	% Increase for Fiscal 2012	Fiscal 2012 Base Salary	% Increase for Fiscal 2013	Fiscal 2013 Base Salary
Lawrence J. Blanford	$800,000	18.8	$950,000	0.0	$950,000
Frances G. Rathke	$390,000	15.4	$450,000	4.0	$468,000
Gerard Geoffrion (1)	$359,957	5.4	$397,593	5.1	$417,983
R. Scott McCreary	$370,000	5.4	$390,000	4.1	$406,000
Michelle Stacy	$370,000	5.4	$390,000	4.1	$406,000

(1)         All dollar amounts reflect Canadian Dollars-to-United Stated Dollars conversion, using the exchange rate on the last day of the fiscal year.

For both fiscal 2012 and fiscal 2013, the primary factors that were used in determining these base pay increases were (a) the roles and responsibilities of the executive, (b) the qualifications, skills and experience level of the executive, (c) the compensation paid for similar positions by companies in the Industry Peer Group and Published Survey Data, (d) the compensation trends and conditions in the competitive landscape, and (e) each executive’s performance and role in the future success of our business.

Annual Cash Incentive Compensation

Each Named Executive Officer is entitled to receive an annual cash incentive opportunity under the Green Mountain Coffee Roasters, Inc. Senior Executive Officer Short-Term Incentive Plan (the “STIP”), under which we grant annual incentive awards to the Named Executive Officers. The amount of the bonus actually paid is based on the executive’s individual target bonus opportunity and the extent to which the relevant performance goals for the fiscal year are achieved. Each Named Executive’s target bonus opportunity is expressed as a percent of base salary and is established for the executive after reviewing data from the Industry Peer Group and Published Survey Data, as well as the anticipated contributions such Named Executive Officer is expected to make to our Company. In setting these percentages, the Committee balances the benefits of the program against the risks that it will cause participants to take actions that might involve unnecessary or excessive risk to the Company, while consistent with the achievement of the specified short-term goals. The Committee believes that the current balance is appropriate. The focus of these targets is to achieve sustainable balanced growth in net sales and operating income (and, for fiscal 2013, free cash flow) year over year.

Consistent with prior years, the Committee selected challenging targets under the STIP of net sales and non-GAAP operating income (as defined in the GAAP to non-GAAP Reconciliation of Consolidated Statements of Operations table provided in Exhibit 99.1 on the Company’s current report on Form 8-K filed November 27, 2012.). While these targets represented substantial increases from the prior year’s actual results, they were, nonetheless, recommended by management in order to align management and the Company’s annual and longer term financial forecasting. In order for payments to be made under the STIP for fiscal 2012, the Company had to achieve the threshold level of both the net sales and non-GAAP operating income goals described below. If the threshold level had been achieved, 20% of an individual’s target bonus opportunity would have been paid. If the target level had been achieved, then 100% of the individual’s target opportunity would have been paid. Finally, if the maximum level had been achieved, then 150% of the individual’s target bonus opportunity would have been paid. The amounts below are in thousands.

2012 GOAL	Threshold	Target	Maximum	Actual
Net Sales	$4,064,100	$4,515,700	$5,644,600	$3,859,200
Non-GAAP Operating Income	$617,700	$726,700	$908,400	$621,600

For fiscal 2012, the table below shows the target and maximum annual incentive opportunity and the actual annual cash incentive paid to the Named Executive Officers as a result of the Company’s performance. As discussed above, we began fiscal 2012 with high expectations for growth and we had strong performance as measured by increased net sales, cash flow and earnings per share. Although the Company achieved its operating profit goal at slightly above the threshold level, achievement of net sales was below the threshold level. As a result, we did not meet the performance goals under our annual incentive compensation program and no annual bonuses were paid to our Named Executive Officers for fiscal 2012.

Named Executive Officer	Base Salary for Fiscal 2012	Target Percent of Base Salary	Target Annual Incentive Opportunity	Maximum Annual Incentive Opportunity (150% of Target)	Actual Annual Incentive Payment for fiscal 2012
Lawrence J. Blanford	$950,000	100	$950,000	$1,425,000	$0
Frances G. Rathke	$450,000	65	$292,500	$438,750	$0
Gerard Geoffrion (1)	$397,593	60	$238,556	$357,834	$0
R. Scott McCreary	$390,000	60	$234,000	$351,000	$0
Michelle Stacy	$390,000	60	$234,000	$351,000	$0

(1)         All dollar amounts reflect Canadian Dollars-to-United Stated Dollars conversion, using the exchange rate on the last day of the fiscal year.

Long-term Equity Incentive Compensation

Long-term equity compensation opportunities are provided to our Named Executive Officers to provide a link between compensation and stockholder value and to be a valuable retention tool.

The Committee has the discretion under the Amended and Restated Green Mountain Coffee Roasters, Inc. 2006 Incentive Plan (the “2006 Plan”) to grant types of equity-based awards other than stock options. In 2012, as part of its normal review of compensation levels and elements of our executive compensation program, the Committee determined that it would change the manner in which it would deliver long-term incentives by shifting from the sole use of stock options to a combination of stock options and restricted stock units in an effort to diversify the types of equity-based awards granted. For fiscal 2012, the Committee determined that for the first year of this program, the target awards would be delivered in a combination of 80% stock options and 20% restricted stock units. The Committee anticipates reviewing both the types of awards to be offered and the relative weightings of such awards as part of its annual review process. In fiscal 2012, all the Named Executive Officers received a combination of stock options and restricted stock units, except Mr. Blanford. Pursuant to Mr. Blanford’s employment agreement, his entire fiscal 2012 annual grant was in the form of restricted stock.

For fiscal 2012, stock options and restricted stock units were granted at the Company’s Board of Directors meeting immediately following the Company’s Annual Meeting of Stockholders. In September 2012, the Committee decided to change the timing of future grants of annual long-term equity incentive awards to when the Committee meets in December each year, which is at the same time it makes other decisions with respect to Named Executive Officer compensation for the fiscal year. The first grant on this new schedule will be made in December 2013 for fiscal 2014. Our stock option awards typically have a vesting schedule of 25% per year for four years. Our restricted stock units typically have a vesting schedule, for employees in the United States, of 25% per year for four years and, for employees in Canada, of 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary. We believe that our long-term incentive compensation balances the risks associated with short-term incentive compensation that may reward behavior with short-term benefits but that may be less beneficial over the long-term. The Company introduced the use of an additional performance award for Mr. Kelley in December 2012 in the form of performance shares tied to growth in multi-year earnings per share. The Company will consider further refinements to the type and relative proportions of equity-based awards for all Named Executive Officers as the Company matures and expands.

The Named Executive Officers are not guaranteed a grant of an equity-based award in any given year. However, the Committee expects that the Named Executive Officers will typically receive annual grants of equity-based awards provided that the performance of each of the Named Executive Officer is in line with the Committee’s expectations (with respect to the Chief Executive Officer’s performance) and with both the Committee’s and the Chief Executive Officer’s expectations (with respect to the other Named Executive Officers’ performance). In determining the overall level of equity-based compensation granted in a given year, the Chief Executive Officer provides recommendations for all Named Executive Officers other than himself, based on a review of the factors under the heading “Compensation Program Philosophy and Governance.” These recommendations are then reviewed and discussed with the Committee, and if agreed, approved by the Committee.

The grant date value of each equity-based award is designed to deliver a targeted amount of compensation opportunity over the life of the award. This target amount is determined by the Committee (1) after a review of Industry Peer Group and Published Survey Data previously described, (2) the duties and responsibilities of each Named Executive Officer, (3) the current vested and unvested gain (realized or unrealized) from previous awards, and (4) the allocation between annual and long-term incentive payment opportunities.

Below is the long-term incentive opportunity as a percent of base salary for each of the Named Executive Officers for fiscal 2012 and fiscal 2013:

Named Executive Officer	Long-term Incentive Opportunity as % of Annual Base Salary for Fiscal 2012	Long-term Incentive Opportunity as % of Annual Base Salary for Fiscal 2013
Lawrence J. Blanford(1)	316	0
Frances G. Rathke	150	150
Gerard Geoffrion	120	120
R. Scott McCreary	120	125
Michelle Stacy	120	125

(1)         As described above, Mr. Blanford retired from his position as President and Chief Executive Officer of the Company on December 3, 2012, and will retire as an employee of the Company on March 4, 2013.

Other Compensation:

Potential Payments upon a Termination as the result of a Change of Control

In fiscal 2008, the Committee adopted a change-of-control severance plan for certain designated Named Executive Officers and key employees. The Committee believes the plan serves the important function of helping to retain high quality executives and keeping them focused on their responsibilities during a period in which a change of control may be contemplated or pending. Mr. Blanford and Ms. Rathke have separate employment agreements under which certain payments upon a change of control are provided. In all cases (under the employment agreements and the plan), there must be a termination of employment prior to or following a change of control before any payments are made (i.e., all benefits are “double trigger”). Mr. Kelley’s employment agreement also provides for double trigger benefits.

Employee Stock Purchase Plan

The Company maintains an employee stock purchase plan that is currently available to all employees with thirty days or more of service who are at least twenty-one years of age. This plan allows each qualifying employee, through a payroll deduction, to purchase Company common stock every six months at a price, discounted by 15%, from the lower of the closing price of such stock at the first or last day of each six-month period. The Committee did not consider amounts under this plan in setting total compensation for our Named Executive Officers.

Defined Contribution Plan (401(k)) and GMCR Canada Retirement Saving Plan

The Company’s 401(k) plan is a defined contribution plan available to all eligible U.S.- based employees and the GMCR Canada Retirement Saving Plan is available to all eligible Canada-based employees, including the Named Executive Officers. These plans include a Company matching contribution to encourage employees to save additional funds for retirement. The Company matching contribution is provided on the same basis to the Named Executive Officers as all other participants in the applicable plan. The Committee did consider amounts under these plans in respect of the Company matching contributions in setting total compensation for our Named Executive Officers.

Deferred Compensation Plan

Currently we offer a deferred compensation plan to Directors and certain management employees, including the Named Executive Officers. We offer this type of plan because it provides an opportunity for eligible employees to save for future financial needs out of their own compensation at little cost to the Company. No Named Executive Officers elected to defer any compensation into the program for fiscal 2012.

Perquisites

In fiscal 2012, the Company offered only nominal perquisites to certain Named Executive Officers that are not generally available to all employees other than as noted below in the “Executive Compensation Table — Summary Compensation Table.” Mr. Geoffrion had a car allowance from prior to our acquisition of Van Houtte Holding Company Inc. In fiscal 2012, Mr. Geoffrion received car allowance payments of $4,728 and a one-time pay out of his remaining car allowance benefit in the amount of $40,779. As noted above, Mr. Kelley received $75,000 to assist with travel expenses associated with the first month of his relocation and for legal expenses associated with the drafting and negotiation of his employment agreement.

Welfare Plans

We offer a health care plan that provides medical, vision, dental and prescription drug coverage for all regular full-time and part-time (scheduled at least 20 hours per week) employees. We also offer group life insurance and short- and long-term disability plans that cover all regular full-time employees. We also offer a Wellness Reimbursement Program. The purpose of these plans is to provide competitive basic benefits to our employees and to help to attract and retain employees by offering a comprehensive package of benefits. The Named Executive Officers participate in these plans on the same basis as all other regular full-time employees.

Compensation of Our New Chief Executive Officer

After the close of fiscal 2012, Mr. Blanford resigned from his position as our President and Chief Executive Officer and Mr. Brian P. Kelley became our new President and Chief Executive Officer. Mr. Kelley’s annual base salary is $900,000 and he will have the opportunity to earn an annual performance-based incentive bonus with a target of 100% of his annual base salary, with the actual amount of the bonus earned to be based on the achievement of certain financial performance goals to be established by the Board or Committee. Mr. Kelley also received a one-time sign-on bonus of $600,000 related to the bonus opportunity forfeited as a result of his resignation from his prior employer, which is subject to repayment if Mr. Kelley resigns without good reason during his first year of employment. In order to defray the expense of Mr. Kelley’s relocation, he received a payment of $500,000, 50% of which was paid to him when he commenced employment, and 50% of which will be paid to him within 30 days following the date he sells his current primary home. He also received $75,000 to assist with travel expenses associated with the first month of his relocation and legal expenses associated with the drafting and negotiation of his employment agreement.

As partial replacement of the equity that Mr. Kelley forfeited when he resigned from his prior employer, Mr. Kelley received a one-time grant of performance shares having a grant date value equal to approximately $3,500,000, and a one-time grant of restricted stock units having a grant date value equal to approximately $3,500,000. The Committee granted performance shares because it wanted to further tie Mr. Kelley’s compensation to the achievement of certain pre-established goals. The Committee chose adjusted earnings per share as the performance goal for this award because it believed that, over a multi-year period, this measure would effectively correlate the Company’s performance with its stock price and therefore provide an appropriate incentive to Mr. Kelley. Eighty percent of the performance shares will be earned if the threshold level of performance is achieved, 100% of the performance shares will be earned if the target level of performance is achieved and 120% will be earned if the maximum level of performance is achieved. To the extent earned, 50% of the performance shares will vest following the end of fiscal 2014 and 50% will vest on the one-year anniversary of the initial vesting date. The restricted stock units will vest in two equal annual installments on the second and third anniversaries of the date of grant.

In lieu of an annual grant of equity-based compensation at the time other executives receive a grant in March 2013, Mr. Kelley was granted a stock option award having a grant date value equal to approximately $2,800,000 and restricted stock units having a grant date value equal to approximately $700,000. These stock options and restricted stock units will vest in four equal annual installments on each anniversary of the date of grant. Mr. Kelley’s next grant of equity-based compensation will not occur until December 2013 and will be made at the same time awards are granted to other Named Executive Officers for fiscal 2014. The value of the annual grant portion of Mr. Kelley’s compensation ($3,500,000) and value of the aggregate of Mr. Kelley’s hiring package ($11,675,000) was based on a review of the Industry Peer Group and the Published Survey Data. Mr. Kelley’s special, hiring transition compensation is also consistent with Industry Peer Group companies and the Published Survey Data, based on a review of recent chief executive officer external hires conducted for the Committee by Pay Governance.

Performance-Based Compensation and Risk

The Committee considers risk as well as motivation when establishing performance criteria. During fiscal 2012, the Committee reviewed all of the Company’s incentive compensation plans to determine whether the Company’s compensation policies and practices foster risk taking above the level of risk associated with the Company’s business model. In the course of its examination, the Committee evaluated:

•                  The balance of performance-based compensation and the quality and sustainability of performance;

•                  The relative proportions of annual and long-term incentives;

•                  The relationship between performance criteria for annual and long-term incentive awards;

•                  Competitive practices; and

•                  Share retention requirements.

On the basis of this review, the Committee determined that the Company’s incentive compensation plans are appropriately structured and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Performance-Based Compensation - Section 162(m)

Pursuant to Section 162(m) of the Code, compensation paid to certain executive officers, other than a company’s chief financial officer, in excess of $1,000,000 is not deductible unless it qualifies as “performance-based compensation.” The Committee annually reviews and considers the tax deductibility of the compensation paid to our Named Executive Officers (other than our CFO), under Section 162(m). The Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration. The compensation paid pursuant to our cash-based annual and our long-term incentive programs is generally designed to qualify as “performance-based compensation” for purposes of Section 162(m). Base salaries and time-based restricted stock units do not qualify as “performance-based compensation” pursuant to the requirements of Section 162(m). The performance shares granted to Mr. Kelley were not structured to meet the requirements of such “performance-based compensation.”  From time to time, the Committee may and has, and reserves the right to, award or approve compensation that is not deductible under Section 162(m) in order to provide competitive levels of total compensation for our executive officers.

For fiscal 2012, compensation, other than “performance-based compensation,” for Mr. Blanford exceeded the Section 162(m) limitation due primarily to base salary.

Stock Ownership Guidelines for Our Named Executive Officers

We believe our executive officers should be invested in the success of the organization they lead, and thus the Committee adopted stock ownership guidelines for the Named Executive Officers in September 2011, which became effective in March 2012. In June 2012, the Committee reviewed our stock ownership guidelines as compared to those of the Industry Peer Group companies. A majority of the Industry Peer Group companies set stock ownership guidelines based on a multiple of base salary similar to ours. Based upon its review, the Committee concluded that no changes were necessary to the previously established guidelines, which are as follows:

Brian P. Kelley	5.0x
Lawrence J. Blanford	5.0x
Frances G. Rathke	3.0x
Gerard Geoffrion	2.0x	(1)
R. Scott McCreary	3.0x
Michelle Stacy	3.0x

(1)         Presidents who were not Named Executive Officer have an ownership guideline of 2.0x. Mr. Geoffrion was not previously a Named Executive Officer.

Stock owned by an executive officer for purposes of these guidelines includes common stock allocated to the officer’s 401(k) plan/GMCR Canada Retirement Savings Plan account as well as other stock which is beneficially owned, directly or indirectly, by the officer, shares underlying in-the money unvested and vested but unexercised options and unvested restricted stock units. All executive officers have five years from their appointment as an executive officer to meet these guidelines, and their stock ownership is reviewed annually by the Committee.  Based on the closing price of our common stock on December 30, 2012, the annual measurement date in our guidelines, all of our Named Executive Officers satisfy the guidelines.

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on these reviews and discussions, the Board approved our recommendation that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Organizational Development Committee

David E. Moran, Chairman Michael J. Mardy Hinda Miller Norman H. Wesley

EXECUTIVE COMPENSATION TABLES

The following tables provide information concerning compensation for the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly-paid executive officers as of September 29, 2012, the last day of fiscal 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal year	Salary ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Lawrence J. Blanford,	2012	927,885	2,999,980		0	7,500	3,935,365
President and Chief Executive	2011	767,692		1,889,708	932,000	5,996	3,595,396
Officer (5)	2010	660,096		1,151,208	571,200	23,703	2,406,207

Frances G. Rathke,	2012	442,500	134,975	548,241	0	6,763	1,132,479
Chief Financial Officer and	2011	375,192		500,692	272,610	6,736	1,155,230
Treasurer	2010	328,365		321,948	154,770	7,348	812,431

Gerard Geoffrion,	2012	399,747	93,573	380,110	0	51,616	925,046
President, International Business Development (6)

R. Scott McCreary,	2012	392,116	93,573	380,110	0	7,500	873,299
President, Specialty Coffee	2011	357,885		419,935	258,630	7,586	1,044,036
Business Unit	2010	318,365		312,192	150,150	8,859	789,566

Michelle Stacy,	2012	392,116	93,573	380,110	0	7,500	873,299
President, Keurig,	2011	364,616		419,935	258,630	7,350	1,050,531
Incorporated	2010	346,019		336,582	161,700	8,509	852,811

(1)                  This column reflects the grant date fair value of the restricted stock award for Mr. Blanford and restricted stock units for Mses. Rathke and Stacy and Messrs. Geoffrion and McCreary, determined in accordance with FASB ASC Topic 718 and based on a grant date fair value of a share of our common stock equal to $54.12, which was the fair market value on the date such awards were granted.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)                  This column represents the grant date fair value of option awards made during each of fiscal 2012, 2011, and 2010 as calculated pursuant to FASB ASC Topic 718 and using the Black-Scholes model. The underlying valuation assumptions for option awards are further disclosed in notes 2 and 16 to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2011 and 2010 and notes 2 and 15 to our audited financial statements filed with our Annual Report on Form 10-K for 2012. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)                  Reflects the total amounts earned for the relevant fiscal year under the STIP.

(4)                  The table following these footnotes below provides the details for the “All Other Compensation” column.

(5)                  Mr. Blanford resigned as President and Chief Executive Officer of the Company effective December 3, 2012 and will retire as an employee of the Company on March 4, 2013.

(6)                  Mr. Geoffrion joined the Company in December 2010 in connection with its acquisition of LVJH Holdings and did not become a Named Executive Officer until fiscal 2012. All dollar amounts reflect Canadian Dollars-to-United Stated Dollars conversion, in each case using the exchange rate on the last day of the fiscal year.

The following table provides details for the “All Other Compensation” column in the table above for fiscal 2012.

Name	401(k)/GMCR Canada Retirement Savings match ($)	Perquisites ($)	Total ($)
Lawrence J. Blanford (1)	7,500	0	7,500
Gerard Geoffrion(2)	6,109	45,507	51,616
R. Scott McCreary	7,500	0	7,500
Frances G. Rathke	6,763	0	6,763
Michelle Stacy	7,500	0	7,500

(1)         Mr. Blanford resigned as President and Chief Executive Officer of the Company effective December 3, 2012, and will retire as an employee of the Company on March 4, 2013.

(2)         Mr. Geoffrion perquisites include his received car allowance payments of $4,728 and a one-time pay out of his remaining car allowance benefit in the amount of $40,779. All dollar amounts reflect Canadian Dollars-to-United Stated Dollars conversion, using the exchange rate on the last day of 2012.

GRANTS OF PLAN-BASED AWARDS IN 2012

The following table provides information on potential payouts under our non-equity incentive plan (STIP) and equity-based awards (stock options, restricted stock units and restricted stock under the 2006 Plan) to our Named Executive Officers with respect to awards or grants made in fiscal 2012.

					All other	All other	Exercise
					stock	option	or Base	Grant Date
					awards:	awards:	Price of	Fair Value
					Number of	Number of	Options	of Stock
		Estimated payouts under			Shares of Stock	Securities	Awards	and Option
	Grant	non-equity incentive plan			or Units	Underlying	($ per	Awards
Name of Executive	date	Threshold(1)	Target	Maximum	(#)(2)	Options (#)(2)	share)(3)	($)(4)
Lawrence J. Blanford (5)	3/22/2012	190,000	950,000	1,425,000	55,432	—	54.12	2,999,980
Frances G. Rathke	3/22/2012	58,500	292,500	438,750	2,494	16,630	54.12	683,216
Gerard Geoffrion(6)	3/22/2012	47,711	238,556	357,834	1,729	11,530	54.12	473,683
R. Scott McCreary	3/22/2012	46,800	234,000	351,000	1,729	11,530	54.12	473,683
Michelle Stacy	3/22/2012	46,800	234,000	351,000	1,729	11,530	54.12	473,683

(1)         These figures represent threshold, target and maximum annual bonus opportunities under the STIP. The actual amount of the bonus earned by each Named Executive Officer for fiscal 2012 is reported in the summary compensation table. For a description of the performance targets relating to the annual bonuses, please refer to the section titled “Compensation Discussion and Analysis—Elements of Compensation of Our Named Executive Officers — Annual Cash Incentive Compensation” above.

(2)         All restricted stock unit, restricted stock and option grants in fiscal 2012 were made under the 2006 Plan. Stock options are scheduled to vest and become exercisable ratably in four equal annual installments beginning on the first anniversary of the grant date. Restricted stock units are scheduled to vest, for employees in the United States, 25% on each of the first four anniversaries of the grant date and, for employees in Canada, 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary. The options remain exercisable for 10 years from the grant date. Upon retirement, any vested options remain exercisable for four years from the date of retirement (or, if earlier, the original expiration date). For the first two years post-retirement, all unvested options and restricted stock units continue to vest according to their normal schedule. Any options that vest during this two-year period will then be exercisable for four years from the date of retirement (or, if earlier, the original expiration date). At the end of the two-year period post-retirement, all then unvested options and restricted stock units automatically vest; and those options remain exercisable for two years from the date they automatically vested (or, if earlier, the original expiration date). Upon an involuntary termination of employment without cause, a pro rata number of the then unvested options and restricted stock units automatically vest; and the options remain exercisable for 12 months from the date of termination of employment (or, if earlier, the original expiration date). Notwithstanding the foregoing, if the Named Executive Officer’s employment terminates as the result of Named Executive Officer’s involuntary termination without cause during the two-year period immediately following Mr. Kelley’s commencement of employment as President and Chief Executive Officer of the Company (and such employee is not otherwise eligible for retirement), the options vest and are exercisable as described above upon a retirement and all then unvested restricted stock units automatically vest upon such termination of employment. Upon death or disability, any unvested options and restricted stock units automatically vest; and the options remain exercisable for 12 months from the date of death or disability, as applicable (or, if earlier, the original expiration date).  Mr. Blanford’s restricted stock will vest in full on the earliest of (i) his retirement date, (ii) a termination of employment due to death, disability, for good reason or other than for cause and (iii) December 31, 2013.

(3)         The exercise price of each option is the closing price of a share of common stock on the date the stock option was granted.

(4)         This column shows the grant date value of stock options, restricted stock units and restricted stock as calculated pursuant to FASB ASC Topic 718 and using the Black-Scholes model (in the case of options) and the fair market value of a share of common stock on the grant date ( in the case of restricted stock units and restricted stock). For information on the valuation assumptions, please refer to notes 2 and 15 of the Company’s financial statements in the form 10-K for the year ended September 29, 2012. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(5)         Mr. Blanford resigned as President and Chief Executive Officer of the Company effective December 3, 2012 and will retire as an employee of the Company on March 4, 2013.

(6)         All dollar amounts reflect Canadian Dollars-to-United States Dollars conversion, in each case, using the exchange rate on the last day of the fiscal year.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table provides information on the holdings of stock options, restricted stock units and restricted stock by the Named Executive Officers as of September 29, 2012, the last day of fiscal 2012.

Name of executive	Grant date	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable (1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(#)(3)	Market value of shares or units of stock that have not vested ($)(4)
Lawrence J. Blanford(2)
	5/04/2007	810,000	—	5.24	5/04/2017

	3/13/2008	72,789	—	6.09	3/13/2018
	3/12/2009	149,175	49,725	9.14	3/12/2019
	3/11/2010	35,400	35,400	30.79	3/11/2020
	3/10/2011	14,625	43,875	61.71	3/10/2021
						55,432	1,315,955
	3/22/2012	—	—	—	—
Fr Frances G. Rathke

	5/03/2006	252,450	—	2.95	5/03/2016

	6/14/2007	94,500	—	5.32	6/14/2017
	3/13/2008	77,400	—	6.09	3/13/2018
	3/12/2009	40,836	13,614	9.14	3/12/2019
	3/11/2010	9,900	9,900	30.79	3/11/2020
	3/10/2011	3,875	11,625	61.71	3/10/2021
	3/22/2012	—	16,630	54.12	3/22/2022	2,494	59,207
Gerard Geoffrion	12/17/2010	8,750	26,250	31.84	12/17/2020
						1,729	41,046
	3/22/2012	—	11,530	54.12	03/22/2022
R. Scott McCreary
	9/25/2004	185,000	—	1.47	9/25/2014

	4/01/2006	1,350	—	2.95	4/01/2016

	5/03/2006	135,000	—	2.95	5/03/2016

	6/14/2007	82,350	—	5.32	6/14/2017

	3/13/2008	69,750	—	6.09	3/13/2018
	3/12/2009	39,486	13,164	9.14	3/12/2019
	3/11/2010	9,600	9,600	30.79	3/11/2020
	3/10/2011	3,250	9,750	61.71	3/10/2021
	3/22/2012	—	11,530	54.12	3/22/2022	1,729	41,046
Michelle Stacy	11/3/2008	39,375	39,375	6.20	11/3/2018
	3/12/2009	12,375	6,189	9.14	3/12/2019
	3/11/2010	10,350	10,350	30.79	3/11/2020
	3/10/2011	3,250	9,750	61.71	3/10/2021
	3/22/2012	—	11,530	54.12	3/22/2022	1,729	41,046

(1)             All options vest and become exercisable ratably in four equal annual installments beginning on the first anniversary of the grant date, with the exception of the award granted to Mr. Blanford on May 4, 2007, which was an inducement award that vests in five equal annual installments, beginning on the first anniversary of the grant date.

(2)             Mr. Blanford resigned as President and Chief Executive Officer of the Company effective December 3, 2012 and will retire as an employee of the Company on March 4, 2013.

(3)             All restricted stock units are scheduled to vest, for employees in the United States, 25% on each of the first four anniversaries of the grant date and, for employees in Canada, 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary. Mr. Blanford’s restricted stock will vest in full on the earliest of (i) his retirement date, (ii) a termination of employment due to death, disability, for good reason or other than for cause and (iii) December 31, 2013.

(4)             Market value is determined by multiplying the number of restricted shares or restricted stock units, as applicable, by $23.74, the closing price of a share of our common stock on September 28, 2012, the last trading day of fiscal 2012.

OPTION EXERCISES IN FISCAL 2012

The following table provides information for the Named Executive Officers set forth in such table with respect to stock option exercises made during fiscal 2012 by such officer.

Name of the executive	Number of shares acquired upon exercise	Value realized on exercise ($)
Lawrence J. Blanford	99,002	6,631,902
Frances G. Rathke (1)	55,350	2,805,098
R. Scott McCreary (2)	50,000	1,840,800

(1)   Of the 55,350 shares exercised, 55,350 continue to be held by Ms. Rathke.

(2)   Of the 50,000 shares exercised, 50,000 continue to be held by Mr. McCreary.

RETIREMENT OF MR. BLANFORD

On November 20, 2012, the Company announced that in connection with the appointment of Mr. Kelley as its new President and Chief Executive Officer, Mr. Blanford had tendered his resignation as the Company’s President and Chief Executive Officer effective December 3, 3012 and will retire as an employee of the Company on March 4, 2013.

Mr. Blanford’s employment agreement, effective February 1, 2012, provides that, for his services during a transition period between December 3, 2012 and March 4, 2013, he will continue to receive his current salary and coverage under the Company’s group health insurance plan. He will also be entitled to his annual cash bonus under the STIP, in the full amount that would have been earned but for his retirement, to be determined following the Company’s 2013 fiscal year and paid in accordance with the terms of the plan. Further, upon his retirement, all options that are vested on the date of his retirement shall remain exercisable for the two-year period following retirement and all unvested equity-based awards, other than the restricted stock award described below, shall continue to vest according to their normal schedule over the two-year period following retirement, and then, if exercisable, remain exercisable for the following two years. At the end of the two-year period following retirement, all then unvested options will automatically vest and the options will remain exercisable for the following two years. Pursuant to Mr. Blanford’s employment agreement, his restricted stock award granted in March 2012 will vest in full on his retirement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have employment agreements with Mr. Blanford and Ms. Rathke that provide for payments in certain circumstances in connection with such officer’s termination of employment, including in connection with a change of control. Mr. Geoffrion, Mr. McCreary and Ms. Stacy participate in our 2008 Change-in-Control Severance Benefit Plan which provides payments upon termination of employment in certain circumstances in connection with a change of control. Mr. Geoffrion, Mr. McCreary and Ms. Stacy also have offer letters that provide for payments upon termination of their employment under certain other circumstances. The following narrative and accompanying tables set forth triggering event(s) for these payments and the estimated aggregate payment obligations to each of our Named Executive Officers.

In calculating the payments in the tables below, we have used the following assumptions:

•                  The event or events triggering the payment obligation occurred on September 28, 2012, the last business day of our most recently completed fiscal year.

•                  Stock options are assumed to have cashed out on September 28, 2012, the last business day of the fiscal year, and were valued using the difference between the closing price of our stock on that day, which was $23.74 per share, and the exercise price of the option, multiplied by the number of shares outstanding.

•                  The same assumptions were used for valuing health care benefits that we use for our financial reporting under GAAP.

Mr. Blanford

As described above, Mr. Blanford resigned as President and Chief Executive Officer of the Company effective December 3, 2012 and will retire as an employee on March 4, 2013 (the “Transition Period”). During the Transition Period, Mr. Blanford will not be entitled to any payments upon termination of employment or a change of control, other than those amounts payable upon retirement, but the following information is provided for the benefit of stockholders in accordance with SEC rules.

Mr. Blanford’s employment agreement uses the following definitions:

“Cause” is defined as (i) Mr. Blanford’s substantial and ongoing failure to perform (other than by reason of disability), or gross negligence in the performance of his duties and responsibilities to the Company or any of its affiliates; (ii) knowing and material breach by Mr. Blanford of his employment agreement, provided that Mr. Blanford has failed to cure such breach after being been given notice and a reasonable opportunity to cure; (iii)  embezzlement or other dishonesty which causes material harm to the Company or any of its affiliates; (iv) other gross misconduct by Mr. Blanford that is substantially harmful to the business, interests or reputation of the Company or any of its affiliates; or (v) commission of a felony involving moral turpitude.

“Good reason” is defined as (i) removal of Mr. Blanford from the position of President and Chief Executive Officer of the Company; (ii) failure of the Board to nominate Mr. Blanford as a Director of the Company during his term of employment; (iii) material diminution in the nature or scope of Mr. Blanford’s responsibilities, duties or authority; (iv) Mr. Blanford no longer serving as the President and Chief Executive Officer of a publicly-held company;  (v) material failure of the Company to provide him his base salary, bonuses, and employee benefits in accordance with the terms of his employment agreement; or (vi) any other material breach of Mr. Blanford’s employment agreement by the Company. Mr. Blanford may not terminate his employment for good reason during the Transition Period.

The events that constitute a change of control under Mr. Blanford’s employment agreement are those that constitute a “change of control” under the regulations under Internal Revenue Code Section 409A.

Under Mr. Blanford’s employment agreement, he is no longer entitled to a gross-up payment from the Company for any “golden parachute” excise tax pursuant to Section 280G and the related provisions of the Code on account of payments and benefits associated with a change of control. Mr. Blanford’s employment agreement contains a standard confidentiality provision as well as 18-month post-termination non-competition and non-solicitation covenants.

The specific payments to which Mr. Blanford would have been entitled under the various termination scenarios are set forth below:

If Mr. Blanford’s employment was terminated by the Company other than for cause or by Mr. Blanford for good reason, he would have been entitled to (i) a continuation of base salary at the rate in effect upon termination for 12 months, (ii)  his annual incentive bonus in an amount to be determined following the year in which the incentive bonus would have been earned but for the termination, in accordance with the terms set forth in the STIP and (iii) vesting and exercisability of any granted but unvested equity grants as if the termination were a retirement (described below) and (iv) the premium cost of Mr. Blanford’s (and his qualified beneficiaries’) continued participation, if any, in the Company’s group medical and dental plans concurrent with COBRA for a period of 12 months following the date of termination, provided that Mr. Blanford is entitled to continue such participation under applicable law and plan terms.

If, in connection with an anticipated change in control, the Company terminates Mr. Blanford’s employment without cause or Mr. Blanford terminates his employment for good reason, within nine months prior to a change in control, Mr. Blanford would have been entitled to the benefits described above plus (i) a lump-sum payment equal to 24 months of base salary less the cash severance paid or to be paid (as described above), (ii) the premium cost of Mr. Blanford’s (and his qualified beneficiaries’) continued participation, if any, in the Company’s group medical and dental plans for an additional 12 months concurrent with COBRA (for a total of 24 months), provided that Mr. Blanford is entitled to continue such participation under applicable law and plan terms, and (iii) the acceleration of the vesting of any outstanding equity awards.

If the Company terminates Mr. Blanford’s employment other than for cause or Mr. Blanford terminates his employment for good reason, in either case, within 12 months following a change in control, Mr. Blanford would have been entitled to receive (i) a continuation of base salary for 24 months, (ii) the premium cost of Mr. Blanford’s (and his qualified beneficiaries’) group medical and dental plans for 24 months concurrent with COBRA, provided that Mr. Blanford is entitled to such participation under applicable law and plan terms, and (iii) an acceleration of the vesting of any outstanding equity awards. Additionally, any accelerated equity will remain exercisable for 24 months from the date of termination.

In the event of Mr. Blanford’s death during the term of his employment agreement, the Company would have paid the monthly premium cost for Mr. Blanford’s immediate family members’ group medical and dental plans for 36 months concurrent with COBRA. If death occurred following termination of employment and a timely COBRA election had been made, the Company would have paid such monthly premium costs for a total of 36 months, measured from the date of termination and the Company would also have assisted Mr. Blanford’s beneficiaries and/or estate to obtain the life insurance death benefit which shall be no less than Mr. Blanford’s base salary provided in his employment agreement.

If Mr. Blanford retires, all of his stock options and other equity awards held by him, other than the restricted stock grant made to him in 2012, that are not vested or exercisable shall continue to vest and become exercisable as previously scheduled for two years following the date of retirement (the “First Two Year Period”) and any stock options that become exercisable during the First Two Year Period will remain exercisable for two years following such vesting. At the end of the First Two Year Period, any remaining unvested stock options or other equity rights will vest and, in the case of stock options, will be exercisable for two years following such vesting. Additionally, Mr. Blanford is entitled to his annual incentive bonus in an amount to be determined following the year in which the incentive bonus would have been earned but for the retirement, in accordance with the terms set forth in the STIP. The restricted stock award granted to Mr. Blanford in 2012 will vest in full on the earliest of (i) his retirement date, (ii) a termination of employment due to death, disability, for good reason or for other than cause and (iii) December 31, 2013. As noted above, Mr. Blanford will retire as an employee on March 4, 2013 and will be entitled to these benefits.

	Cash Severance Payments	Acceleration of Equity (1)	Health and Welfare	Total Termination Payments
Lawrence J. Blanford
• Termination by the Company without cause or by Mr. Blanford for good reason (“Involuntary termination”)	950,000	2,041,941	18,151	3,010,092
• Involuntary termination in connection with a change of control	1,900,000	2,041,941	36,598	3,978,539
• Voluntary termination by Mr. Blanford in connection with a change of control	1,900,000	2,041,941	36,598	3,978,539
• Death	—	1,315,956	55,046	1,371,002
• Disability	—	1,315,956	—	1,315,956
• Retirement	0	2,041,941	—	2,041,941

(1)                  Includes stock options and restricted stock awards. For purposes of valuing the equity awards, we assumed that all restricted shares and in-the-money stock options were vested on the terms described above and cashed out on the last business day of the fiscal year, using the closing price of our common stock on such date, $23.74.

Ms. Rathke

Ms. Rathke’s employment agreement uses the following definitions:

“Cause” is defined as: (i) failure to perform and discharge, faithfully, diligently, and to the best of her abilities, the duties and responsibilities set forth in her employment agreement and such other duties and responsibilities as may be assigned to her, (ii) conduct that violates a material policy or procedure applicable to or adopted by the Company, (iii) dishonest or unethical conduct which is injurious to the Company, monetarily or otherwise, (iv) willful misconduct or gross negligence that is injurious to the Company, monetarily or otherwise, (v) conviction of a misdemeanor involving moral turpitude or of a felony, (vi) continued unauthorized absence from work, or (vii) material breach of any of the provisions of her employment agreement, if such breach is not cured within 30 days after written notice thereof is delivered to Ms. Rathke by the Chief Executive Officer.

“Good reason” is defined as any of the following occurring within the first year following a change in control: (i) failure of the Company to continue Ms. Rathke in the position she had prior to the date of a change of control, (ii) diminution in the nature or scope of Ms. Rathke’s responsibilities, duties or authority existing prior to the date of a change of control, or (iii) failure of the Company to provide the base salary, bonus, and benefits and perquisites in accordance with the terms of Ms. Rathke’s employment agreement, as in effect immediately prior to a change of control.

“Change of control” means, (i) a sale, transfer or other conveyance by the Company of all or substantially all of its assets whereby any person is or becomes beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities (except if such beneficial owner is Mr. Robert P. Stiller or his affiliates, directly or indirectly), (ii) a merger or consolidation by or with the Company in which the Company is not the surviving corporation following such merger or consolidation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) 60% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation affected to implement a recapitalization of the Company (or similar transaction) in which Mr. Robert P. Stiller or his affiliates, directly or indirectly, continues to beneficially own at least 10% or more of the combined voting power of the Company’s then outstanding securities, (iii) the implementation of any plan or proposal for the liquidation or dissolution or other winding up of the Company, or (iv) the failure of Mr. Robert P. Stiller or his affiliates, directly or indirectly, to continue to beneficially own securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding securities.

In the event the Company terminates Ms. Rathke’s employment for any reason other than cause, the Company is obligated to (i) continue to pay Ms. Rathke base salary for 12 months, (ii) pay Ms. Rathke’s otherwise payable annual cash bonus in an amount no less than the preceding year’s annual cash bonus, (iii) continue Ms. Rathke’s participation in the Company’s group medical and dental insurance plans under COBRA at the then existing employee contribution rates, for a period up to 12 months from the date of termination and (iv) pay up to $10,000 dollars in outplacement services.

In case of a change in control, if Ms. Rathke terminates her employment for good reason within one year of such change in control, she is entitled to a lump sum cash severance payment equal to the greater of:

(i)                     an amount equal to 18 months of base salary plus one and a half times her previous year’s annual cash bonus; or

(ii)                  an amount equal to Ms. Rathke’s pro rata target annual cash bonus plus 12 months of base salary plus the greater of (A) the average of the annual incentive bonuses paid in cash to Ms. Rathke in the three most recent fiscal years ended prior to the date of her termination of employment or the date of the change in control, if greater or (B) Ms. Rathke’s target annual incentive bonus for the fiscal year in which the change in control occurs.

In addition to the cash severance payments described above, Ms. Rathke is entitled to continued participation in the Company’s group medical and dental insurance plans concurrent with COBRA for a period up to 12 months from the date of termination, provided that Ms. Rathke is entitled to continue such participation under applicable law and plan terms, and up to $10,000 dollars in outplacement services.

With respect to Ms. Rathke’s equity awards, her employment agreement provides for (i) the acceleration of the vesting of outstanding stock options that would have vested within six months of Ms. Rathke’s termination of employment in the event the Company terminates her employment without cause (or, if another agreement provides for more favorable vesting terms, the vesting so provided in such agreement) and (ii) the acceleration of the vesting of all outstanding stock options in the event she terminates her employment for good reason within one year following a change in control.  Ms. Rathke’s 2012 equity awards provide for the following treatment upon a termination of employment.

Upon Ms. Rathke’s retirement, any vested options remain exercisable for four years from the date of retirement (or, if earlier, the original expiration date).  For the first two years post-retirement, all unvested options and restricted stock units continue to vest according to their normal schedule. Any options that vest during this two-year period will then be exercisable for four years from the date of retirement (or, if earlier, the original expiration date). At the end of the two-year period post-retirement, all then unvested options and restricted stock units automatically vest; and those options remain exercisable for two years from the date they automatically vested (or, if earlier, the original expiration date).

Upon Ms. Rathke’s involuntary termination of employment without cause, a pro rata number of the then unvested options and restricted stock units automatically vest; and the options remain exercisable for 12 months from the date of termination of employment (or, if earlier, the original expiration date).  Notwithstanding the foregoing, if her employment terminates as the result of Ms. Rathke’s involuntary termination without cause during the two-year period immediately following Mr. Kelley’s commencement of employment as President and Chief Executive Officer of the Company (and Ms. Rathke is not otherwise eligible for retirement), the options vest and are exercisable as described above upon a retirement and all then unvested restricted stock units automatically vest upon such termination of employment.

Upon Ms. Rathke’s death or disability, any unvested options and restricted stock units automatically vest; and the options remain exercisable for 12 months from the date of death or disability, as applicable (or, if earlier, the original expiration date).

Ms. Rathke was not retirement eligible on the last day of fiscal 2012.

	Cash Severance Payments	Acceleration of Equity (1)	Health and Welfare	Outplacement Services	Total Termination Payments
Frances G. Rathke
• Termination by the Company without cause	722,610	214,986	18,015	10,000	965,611
• Termination by Ms. Rathke for good reason in connection with a change in control	1,083,915	198,764	18,015	10,000	1,310,694
• Death or disability	—	59,208	—	—	59,208

(1)                  Includes stock options and restricted stock units. For purpose of valuing the equity awards, we assumed that all restricted stock units and in-the-money stock options were vested on the terms described above and cashed out on the last business day of the fiscal year, using the closing price of our common stock on such date, $23.74.

Ms. Stacy and Messrs. Geoffrion and McCreary

Ms. Stacy, and Messrs. Geoffrion and McCreary are participants in the Company’s 2008 Change-in-Control Severance Benefit Plan (the “Change-in-Control Plan”).

The Change-in-Control Plan uses the following definitions:

“Cause” means in the case of any participant, any or any combination of the following: (i) commission by the participant of a crime involving moral turpitude, or of a felony; (ii) gross neglect by the participant of his or her duties (other than as a result of incapacity resulting from physical or mental illness or injury) that continues for 30 days after the Company gives written notice to the participant thereof; or (iii) an act of dishonesty or breach of faith in the conduct by the participant of his or her duties for the Company that is materially injurious to the Company.

“Change in control” means an event where (a) any person (excluding Robert P. Stiller or members of his family and trusts for their benefit) becomes the beneficial owner, directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the Board on a fully-diluted basis provided, that if a person becomes the “beneficial owner” of 35% or more but less than 50% of the equity securities of the Company entitled to vote for members of the Board on a fully-diluted basis, no change in control shall be deemed to have occurred by reason thereof under this clause (a) if within 15 days of being advised that such ownership level has been reached, a majority of the incumbent Directors then in office adopt a resolution approving the acquisition of that level of securities ownership by such person; (b) there is consummated a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) unless, following such Business Combination, (i) the persons who were the beneficial owners of the equity securities of the Company entitled to vote for members of the Board beneficially own, directly or indirectly, more than 50% of the equity securities entitled to vote generally in the election of Directors (or the equivalent) of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the equity securities of the Company entitled to vote for members of the Board, (ii) no person (excluding any entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the equity securities entitled to vote generally in the election of Directors (or the equivalent) of the entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the Board (or the equivalent) resulting from such Business Combination were incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (c) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

Any of the following constitute “good reason”: (a) any action by the Company which results in a material diminution in the participant’s position, authority, duties or responsibilities immediately prior to the change in control; provided, however, that any reduction in size or nature of the Company’s business by reason of a sale or transfer of some or all of the business of the Company or any of its subsidiaries or other reduction in its business or that of its subsidiaries, or the fact that the Company shall become a subsidiary of another company or the securities of the Company shall no longer be publicly traded, shall not, in and of itself, constitute good reason hereunder; (b) any material reduction in the participant’s rate of annual base salary; (c) any material reduction in the retirement and welfare benefits made available to the participant or any materially adverse change in the terms on which those benefits are made available; or (d) any requirement by the Company that the participant be based at any office or location that is more than 50 miles distant from the participant’s base office or work location immediately prior to the change in control.

The Change-in-Control Plan provides that if a change of control occurs and a covered employee’s employment is terminated by the Company without cause or by the covered employee for good reason in the 12 months immediately following, or in the three months immediately prior to, the change in control, the covered employee will be entitled to the following payments and benefits:

•                  A lump sum payment equal to 12 months of the covered employee’s base salary and the greater of (i) the average of the annual incentive bonuses paid in cash to the covered employee by the Company in the three most recent fiscal years ended prior to the date of the covered employee’s termination or the date of the change in control, if greater or (ii) the covered employee’s target annual incentive bonus for the fiscal year in which the change in control occurs.

•                  A lump sum payment equal to the pro-rata share of the covered employee’s target bonus for the year in which the termination occurs.

•                  Full vesting of any stock options or other stock-based award held by the covered employee prior to the change in control.

•                  Continued health and dental benefits coverage for 12 months following the change in control.

If any of these payments or benefits would be subject to the federal excise tax for “excess parachute payments” described in Section 4999 of the Internal Revenue Code, the lump sum cash payments payable to a covered employee will be reduced if such reduction maximizes the covered employee’s total after-tax payments.

Ms. Stacy and Messrs. Geoffrion and McCreary are also party to employment offer letters, which provide that in the event that Ms. Stacy’s, Mr. Geoffrion’s or Mr. McCreary’s employment is terminated by the Company for any reason other than willful misconduct or fraud, and in the case of Ms. Stacy, for good reason, the Company is required to pay severance to such officer equal to one year’s salary then in effect, payable over 12 months. Mr. Geoffrion and Ms. Stacy are also entitled an amount equal to his or her pro rata annual incentive bonus. Ms. Stacy is entitled to continued health and dental benefits coverage for 12 months and up to $10,000 of outplacement services. Mr. Geoffrion is entitled to continued health care benefits up to age 70 at a company contribution or cost not to exceed $5,000 CAD/year, provided such coverage is permissible under Canadian law and company plans at the time of termination.

The 2012 equity awards of Ms. Stacy and Messrs. Geoffrion and McCreary’s provide for the following treatment upon a termination of employment:

(i)                     Upon retirement, any vested options remain exercisable for four years from the date of retirement (or, if earlier, the original expiration date).  For the first two years post-retirement, all unvested options and restricted stock units continue to vest according to their normal schedule. Any options that vest during this two-year period will then be exercisable for four years from the date of retirement (or, if earlier, the original expiration date). At the end of the two-year period post-retirement, all then unvested options and restricted stock units automatically vest; and those options remain exercisable for two years from the date they automatically vested (or, if earlier, the original expiration date).

(ii)                  Upon an involuntary termination of employment without cause, a pro rata number of the then unvested options and restricted stock units automatically vest; and the options remain exercisable for 12 months from the date of termination of employment (or, if earlier, the original expiration date).  Notwithstanding the foregoing, if employment terminates as the result of the executive’s involuntary termination without cause during the two-year period immediately following Mr. Kelley’s commencement of employment as President and Chief Executive Officer of the Company (and such executive is not otherwise eligible for retirement), the options vest and are exercisable as described above upon a retirement and all then unvested restricted stock units automatically vest upon such termination of employment.

(iii)               Upon death or disability, any unvested options and restricted stock units automatically vest; and the options remain exercisable for 12 months from the date of death or disability (or, if earlier, the original expiration date).

Ms. Stacy and Mr. McCreary were not retirement eligible on the last day of fiscal 2012.

	Cash Severance Payments(1)	Acceleration of Equity (2)	Health and Welfare	Outplacement Services	Total Termination Payments
Gerard Geoffrion(3)
• Termination by the Company for any reason other than willful misconduct or fraud	397,593	11,695	50,974	—	460,262
• Termination without Cause or for Good Reason in the 12 months immediately following, or in the three months immediately prior to, a Change of Control	874,705	41,046	50,974	—	966,725
• Death and disability	—	41,046	—	—	41,046
• Retirement	—	11,695	—	—	11,695
R. Scott McCreary
• Termination by the Company for any reason other than willful misconduct or fraud	390,000	11,246	—	—	401,246
• Termination without Cause or for Good Reason in the 12 months immediately following, or in the three months immediately prior to, a Change of Control	858,000	233,241	18,151	—	1,109,392
• Death and disability	—	41,046	—	—	41,046
Michelle Stacy
• Termination for reason other than cause or good reason	390,000	11,246	1,627	10,000	412,873
• Termination without Cause or for Good Reason in the 12 months immediately following, or in the three months immediately prior to, a Change of Control	858,000	822,043	1,627	—	1,681,670
• Death and disability	—	41,046	—	—	41,046

(1)                  In determining whether and, where applicable, the extent to which payments would be subject to the federal excise tax for “excess parachute payments”, we assumed under special tax rules available for purposes of determining vesting-related amounts attributable to a change in control, that only a portion of the value of the stock options would be taken into account for 280G purposes. For these purposes, we also assumed that option awards made to each Named Executive Officer within the twelve months proceeding September 24, 2011 should not be treated as having been made in connection with the change in control.

(2)                  Includes stock options and restricted stock units. For purposes of valuing the equity awards, we assumed that all restricted stock units and in-the-money stock options were vested on the terms described above, treating all awards that provide for continued vesting post-termination as vested on the date of termination and cashed out on the last business day of the fiscal year, using the closing price of our common stock on such date, $23.74.

(3)                  All dollar amounts reflect Canadian Dollars-to-United Stated Dollars conversion, using the exchange rate on the last day of the fiscal year.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of January 11, 2013 for (1) each person known by the Company to own beneficially 5% or more of the outstanding shares of its common stock, (2) each of the Company’s Directors and nominees, (3) each Named Executive Officer and (4) all Directors and Named Executive Officers of the Company as a group:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Stock Options Exercisable within 60 days of 01/11/13	Percent Ownership of Common Stock Outstanding
Lawrence J. Blanford(1)	102,466	1,104,039	0.8%

Barbara D. Carlini(2)	13,500	209,146	0.1%

Jules A. del Vecchio	280,969	139,550	0.3%

Gerard Geoffrion	5,238	17,500	0.0%

Brian P. Kelley(3)	0	0	0.0%

David Mackay (4)	20,000	0	0.0%

Michael J. Mardy	7,000	58,550	0.0%

R. Scott McCreary(5)	213,436	430,240	0.4%

Hinda Miller(6)	88,452	105,922	0.1%

David E. Moran	3,680	168,300	0.1%

Frances G. Rathke(7)	108,991	501,400	0.4%

Michelle Stacy(8)	2,890	119,339	0.1%

Robert P. Stiller(9)	8,376,306	843,479	6.0%

Norman H. Wesley	10,000	0	0.0%

BlackRock, Inc. (10) 40 East 52nd Street New York, NY 10022	7,995,011	—	5.4%

Capital Research Global Investors (11) 333 South Hope St. Los Angeles, CA 90071	16,523,557	—	11.1%

FMR LLC(12) 82 Devonshire Street Boston, MA 02109	23,024,362	—	15.5%

Luigi Lavazza S.p.A.(13) Corso Novara, 59 10154 Torino Italy	10,540,257	—	7.1%

Wellington Management Company(14) 75 State Street Boston, MA 02109	16,775,325	—	11.3%

All Directors and Named Executive Officers as a group (14 persons)(15)	9,232,927	3,697,464	8.5%

(1)                  Includes 267 shares of common stock which have been allocated to an account established for Mr. Blanford under the Company’s 401(k) plan (the “401(k) Plan”) and over which he exercises sole voting power.

(2)                  Includes 29,346 phantom stock units earned under the 2002 deferred compensation plan.

(3)                  Mr. Kelley joined the Company on December 3, 2012 and as of January 11, 2013, did not own any shares of the Company’s stock and did not have any stock options exercisable within 60 days.

(4)                  Includes 10,000 shares of common stock held by Mr. Mackay’s spouse.

(5)                  Includes 889 shares of common stock which have been allocated to an account established for Mr. McCreary under the 401(k) Plan and over which he exercises sole voting power.

(6)                  Includes 27,372 phantom stock units earned under the 2002 deferred compensation plan.

(7)                  Includes 1,477 shares of common stock which have been allocated to an account established for Ms. Rathke under the 401(k) Plan and over which she exercises sole voting power. Includes 107,523 shares of common stock which have been contributed to the Frances Rathke 2012 Irrevocable Grantor Trust for the benefit of her spouse and children, over which she has sole voting power but no dispositive power.

(8)                  Includes 111 shares of common stock which have been allocated to an account established for Ms. Stacy under the 401(k) Plan and over which she exercises sole voting power

(9)                  Includes 7,479 shares of common stock which have been allocated to an account established for Mr. Stiller under the 401(k) Plan and over which he exercises sole voting power.

(10)           This information is based solely upon a review of the Schedule 13G filed with the SEC on February 9, 2012. BlackRock, Inc. has sole voting and dispositive power over 7,995,011 shares. The Company assumes no responsibility with respect to such information.

(11)           This information is based solely upon a review of the Schedule 13G filed with the SEC on May 31, 2012. Capital Research Global Investors has the shared voting and dispositive power 16,523,557 shares. The Company assumes no responsibility with respect to such information.

(12)           This information is based solely upon a review of the Schedule 13G filed with the SEC on February 14, 2012. FMR LLC has the sole power to vote 219,031 shares and the sole dispositive power over 23,024,362 shares. The Company assumes no responsibility with respect to such information.

(13)           This information is based solely upon a review of the Schedule 13D filed with the SEC on September 10, 2012. Luigi Lavazza S.p.A. has the shared voting and dispositive power 10,540,257 shares. The Company assumes no responsibility with respect to such information.

(14)           This information is based solely upon a review of the Schedule 13G filed with the SEC on June 11, 2012. Wellington Management Company has sole voting power over no shares, shared voting power over 10,274,971 shares and shared dispositive power over 16,775,352 shares. The Company assumes no responsibility with respect to such information.

(15)           Includes an aggregate of 56,717 phantom stock units earned under the 2002 deferred compensation plan. Also includes 17,726 shares of common stock which have been allocated to accounts established for officers of the Company under the 401(k) Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as amended, requires the Company’s officers and Directors and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC, and NASDAQ. SEC rules require reporting persons to supply the Company with copies of these reports. Based solely on its review of the copies of such reports received and written representations from reporting persons, the Company believes that with respect to fiscal 2012 all reporting persons timely filed the required reports, other than the Form 4 filed for Hinda Miller on February 29, 2012.

CODE OF ETHICS

The Company has adopted the Green Mountain Coffee Roasters Code of Ethics which is applicable to all Directors, officers and employees of the Company. In addition, the Company has also adopted the Green Mountain Coffee Roasters Finance Code of Professional Conduct which applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and all other employees engaged in the finance organization at the Company. Collectively and individually each of these codes constitutes a “code of ethics” within the meaning of Item 406 of Regulation S-K promulgated under the Exchange Act. The current version of each of these codes is posted on the Company’s website. The Company intends to make all required disclosures concerning amendments to or waivers from, these codes on the governance page of the Company’s website, www.GMCR.com.

The Internet address for our website is http://www.GMCR.com and the code of ethics may be found as follows:

1.                      From the Company’s home page, first click on “Investor Services.”

2.                      Next scroll down to and click on “Code of Ethics” listed on the left side menu and click on the desired selection.

The Company’s website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing, approving or ratifying all material transactions between the Company and any related person. Related persons can include any of our Directors or executive officers, certain of our stockholders, and any of their immediate family members. This obligation is set forth in our Audit and Finance Committee Charter. Although we do not have a formal written policy with respect to our Audit Committee’s policies and procedures for reviewing related party transactions, in evaluating such transactions, the Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual Directors. In any transaction involving a related party, our Audit Committee considers all available material facts and circumstances of the transaction, including: (i) the direct and indirect interests of the related party; (ii) if the related party is a Director (or immediate family member of a Director or an entity with which a Director is affiliated), the impact such transaction would have on the Director’s independence; (iii) the risks, costs and benefits to us; and (iv) whether any alternative transactions for comparable purposes are available. Our Audit Committee then makes a determination as to whether the proposed terms of the transaction are in the best interests of the Company and otherwise consistent with arm’s length dealings with unrelated third-parties.

The Company uses travel services provided by Heritage Flight, a charter air services company owned by Mr. Robert P. Stiller, one of the Company’s Directors. During fiscal years 2012, 2011, and 2010, the Company was billed a total of $0.7 million, $0.7 million, and $0.4 million, respectively, by Heritage Flight for travel services provided to various employees of the Company. The use of Heritage Flight services was reviewed and approved by the Audit Committee in accordance with our policy set forth above.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for fiscal year 2012. Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2011 and 2012 were as follows:

	2011	2012
Audit Fees	$3,353,185	$2,651,182
Audit-Related Fees	—	—
Tax Fees	57,950	42,281
All Other Fees	—	16,500

Audit Fees

This category includes fees associated with the annual audit and the audit of internal control over financial reporting, the reviews of the Company’s Quarterly Reports on Form 10-Q, and the statutory audits required internationally. In fiscal 2011, it included fees paid for work with respect to purchase accounting works related to the Company’s acquisition of Van Houtte Holding Company Inc.

Audit-Related Fees

This category consists of services that are reasonably related to the performance of the audit or review of financial statements and are not included in “Audit Fees.”  These services principally include due diligence in connection with acquisitions, consultation on accounting and internal control matters, audits in connection with proposed or consummated acquisitions, information systems audits and other attest services.

Tax Fees

This category consists of fees for tax services, including tax compliance, tax advice and tax planning.

All Other Fees

This category consists of services that are not included in the above categories and primarily include advisory services. In fiscal 2012, it included fees with respect to a benchmarking study for human relations.

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. The Audit Committee considered the compatibility of non-audit services by PricewaterhouseCoopers LLP with the maintenance of that firm’s independence and determined, in each case, that at all times, PricewaterhouseCoopers remained independent.

The Audit Committee approves all engagements of the independent registered public accounting firm in advance including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have them approved by the Audit Committee or, if necessary between Committee meetings, by the Audit Committee chairman on behalf of the Committee. Projects of the types approved for which fees total less than $50,000 in each case may be approved by the Chair of the Audit Committee, subject to review and approval by the Audit Committee at its next meeting.

PROPOSAL III—

RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2013

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accountants for its 2013 fiscal year. The Audit Committee and the Board seek to have the stockholders ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP. We expect representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of PricewaterhouseCoopers LLP is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE RATIFICATION OF THE

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2013

FINANCIAL AND OTHER INFORMATION

The Company has made available to you its 2012 Annual Report to its stockholders which you may access by following the instructions contained in the Notice of Internet Availability of Proxy Materials. The 2012 Annual Report contains the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2012. The Company’s Form 10-K for the year ended September 29, 2012 can also be accessed online at the website of the Securities and Exchange Commission, www.sec.gov. The documents are also available without charge by requesting them in writing from Green Mountain Coffee Roasters, Inc., at 33 Coffee Lane, Waterbury VT 05676, or by telephone at (802) 244-5621.

PROPOSALS OF STOCKHOLDERS

Proposals to be included in the proxy statement. In order to be included in the Company’s proxy materials for presentation at the 2014 Annual Meeting, a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company at 33 Coffee Lane, Waterbury, VT, 05676 by September 24, 2013 and must comply with the requirements of Rule 14a-8.

Other proposals (not to be included in the proxy statement). Under our amended and restated by-laws, a stockholder must follow certain procedures to nominate persons for election as Directors or to introduce an item of business at an annual meeting. Pursuant to our by-laws, if you wish to bring business before the 2014 Annual Meeting, you must give written notice thereof which must be received by the Secretary of the Company at 33 Coffee Lane, Waterbury, VT, not less than 60 days, nor more than 90 days prior to such meeting or no earlier than December 5, 2013 and no later than January 4, 2014, assuming our 2014 Annual Meeting will be held on January 30, 2014. Proposals that do not comply with these notice provisions will not be considered at the 2014 Annual Meeting.

In the event that notice of the date of our 2014 Annual Meeting is provided to stockholders less than 70 days beforehand, and without prior public disclosure, your request must be received no later than the close of business on the tenth day following the date on which such notice was mailed or public disclosure was made, whichever occurs first.

DIRECTIONS TO THE ANNUAL MEETING

SHERATON BURLINGTON HOTEL AND CONFERENCE CENTER

870 WILLISTON ROAD

SOUTH BURLINGTON, VERMONT 05403

From I-89 take Exit 14W to Williston Road/Route 2A. Head west, and just after the Exit you will see the Hotel. Turn right into is parking lot.

GREEN MOUNTAIN COFFEE ROASTERS, INC. PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 7, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED The undersigned hereby constitutes and appoints Brian P. Kelley, Frances G. Rathke, Howard Malovany and Michael J. Mardy, and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”) of Green Mountain Coffee Roasters, Inc. (the “Company”) in such manner as they, or any of them, may determine on any matters which may properly come before the Annual Meeting or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting will be held at the Sheraton Burlington Hotel and Conference Center, 870 Williston Road, South Burlington, Vermont 05403, on Thursday, March 7, 2013, at 10:00 a.m., and at any and all adjournments thereof. The undersigned hereby revokes any proxies previously given. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” UNDER PROPOSALS I, II, III AND IV. IF THIS PROXY IS NOT MARKED TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE IT WILL BE VOTED FOR ALL NOMINEES UNDER PROPOSAL I. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF. (Continued, and to be marked, dated and signed, on the other side) ▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲ Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders to be held March 7, 2013. The Proxy Statement and our 2012 Annual Report to Shareholders are available at: http: //www.viewproxy.com /greenmountaincoffee /2013

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS I, II AND III. Please mark your votes like this Proposal I - To elect three Class II Directors for a three-year term to expire 2016. Proposal II - To hold an advisory vote on executive compensation as disclosed in these materials; FOR AGAINST ABSTAIN Nominees:Class II Directors: FOR all Nominees WITHHELD from all nominees Proposal III - To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013; and 01) Barbara D. Carlini 02) Hinda Miller FOR AGAINST ABSTAIN 03) Norman H. Wesley To transact other business as may properly come before the meeting or any adjournment or postponement thereof. FOR, except vote withheld from the following nominees: Date: 2013 Signature Signature Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title. ▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲ As a stockholder of Green Mountain Coffee Roasters, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on March 6, 2013. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone INTERNET TELEPHONE MAIL Vote Your Proxy on the Internet: Vote Your Proxy by Phone: Vote Your Proxy by Mail: Go to www.cesvote.com Call 1 (888) 693-8683 Have your proxy card available Use any touch-tone telephone Mark, sign, and date your proxy when you access the above website. Follow the prompts to vote your shares. to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. card, then detach it, and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY